Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
The Titan Corporation:

We have audited the accompanying consolidated balance sheets of The Titan Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audit of the consolidated financial statements, we have also audited the valuation and qualifying accounts financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Titan Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets" on January 1, 2002 and, accordingly, has changed its method of accounting for goodwill.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of The Titan Corporation's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2005 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

San Diego, California
March 16, 2005

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Years Ended December 31,
	2004	2003	2002
Revenues	$2,046,525	$1,756,206	$1,369,729
Costs and expenses:
Cost of revenues	1,729,963	1,464,709	1,113,273
Selling, general and administrative	155,082	153,609	172,157
Research and development	15,106	10,422	7,756
Exit and restructuring charges and other (Note 6)	—	—	53,317
Merger investigation and settlement costs	59,932	5,247	—
Asset impairment charges (Note 5)	15,495	15,757	—
Total costs and expenses	1,975,578	1,649,744	1,346,503
Operating profit	70,947	106,462	23,226
Interest expense	(37,684)	(34,489)	(32,553)
Interest income	758	2,326	1,708
Debt extinguishment costs	—	(12,423)	(9,435)
Loss on investments	(3,867)	(6,154)	—
Net gain on sale of assets	563	—	—
Income (loss) from continuing operations before income taxes, and cumulative effect of change in accounting principle	30,717	55,722	(17,054)
Income tax provision (benefit)	16,953	23,813	(5,603)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	13,764	31,909	(11,451)
Loss from discontinued operations, net of tax benefit of ($19,395), ($17,069), and ($110,127) (Note 7)	(52,161)	(2,812)	(219,899)
Income (loss) before cumulative effect of change in accounting principle	(38,397)	29,097	(231,350)
Cumulative effect of change in accounting principle, net of tax benefit (Notes 3 and 7)	—	—	(40,111)
Net income (loss)	(38,397)	29,097	(271,461)
Dividend requirements on preferred stock	(190)	(688)	(689)
Net income (loss) applicable to common stock	$(38,587)	$28,409	$(272,150)
Basic earnings (loss) per share:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.16	$0.39	$(0.16)
Loss from discontinued operations, net of taxes	(0.62)	(0.03)	(2.89)
Cumulative effect of change in accounting principle, net of taxes	—	—	(0.53)
Net income (loss)	$(0.46)	$0.36	$(3.58)
Weighted average shares	83,902	79,957	75,988
Diluted earnings (loss) per share:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.16	$0.37	$(0.16)
Loss from discontinued operations, net of taxes	(0.60)	(0.03)	(2.89)
Cumulative effect of change in accounting principle, net of taxes	—	—	(0.53)
Net income (loss)	$(0.44)	$0.34	$(3.58)
Weighted average shares	86,962	83,398	75,988

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	As of December 31,
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$16,672	$26,974
Accounts receivable—net	515,386	381,265
Inventories	21,336	21,430
Prepaid expenses and other	29,039	23,702
Deferred income taxes	95,390	91,272
Current assets of discontinued operations (Note 7)	1,665	37,477
Total current assets	679,488	582,120
Property and equipment—net	57,542	52,508
Goodwill	464,469	462,909
Intangible assets—net	19,819	29,949
Other assets—net	41,599	36,176
Deferred income taxes	68,380	62,781
Non-current assets of discontinued operations (Note 7)	26,469	64,192
Total assets	$1,357,766	$1,290,635
Liabilities and Stockholders' Equity
Current Liabilities:
Current portion of amounts outstanding under line of credit	$3,500	$3,500
Accounts payable	116,032	90,086
Current portion of long-term debt	500	863
Accrued compensation and benefits	98,368	81,332
Other accrued liabilities	115,168	93,129
Current liabilities of discontinued operations (Note 7)	20,995	22,681
Total current liabilities	354,563	291,591
Long-term portion of amounts outstanding under line of credit	352,750	341,250
Senior subordinated notes	200,000	200,000
Other long-term debt	491	988
Other non-current liabilities	68,564	50,352
Non-current liabilities of discontinued operations (Note 7)	33,318	35,045
Commitments and contingencies (Notes 4, 5, 6 and 11)
Stockholders' Equity:
Preferred stock: $1 par value, authorized 5,000,000 shares:
Cumulative convertible, $13,700 liquidation preference, designated 1,068,102 shares: None and 686,829 shares issued and outstanding	—	687
Series A junior participating, designated 1,000,000 authorized shares: None issued
Common stock: $.01 par value, authorized 200,000,000 shares: 84,779,939 and 82,182,250 shares issued and outstanding	848	822
Capital in excess of par value	684,934	670,733
Deferred compensation	(53)	(1,584)
Accumulated deficit	(336,618)	(298,221)
Accumulated other comprehensive loss	—	(215)
Treasury stock (278,652 and 265,124 shares), at cost	(1,031)	(813)
Total stockholders' equity	348,080	371,409
Total liabilities and stockholders' equity	$1,357,766	$1,290,635

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

	For the Years Ended December 31,
	2004	2003	2002
Cash Flows from Operating Activities:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$13,764	$31,909	$(11,451)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by continuing operations, net of effects of businesses acquired and sold:
Debt extinguishment costs	—	12,423	9,435
Loss on investments	3,867	6,154	—
Depreciation and amortization	15,916	19,222	19,895
Write-offs due to asset impairments	15,495	15,757	—
Deferred income taxes and other	25,484	26,240	20,295
Deferred compensation charges	1,531	7,207	27,835
Changes in operating assets and liabilities, net of effects of businesses acquired and sold:
Accounts receivable	(137,480)	(74,768)	59,156
Inventories	1,075	3,026	(4,727)
Prepaid expenses and other assets	(10,925)	(9,206)	(7,173)
Accounts payable	26,114	5,462	9,676
Accrued compensation and benefits	18,422	21,209	(4,812)
Accrual for settlement charge	25,500	3,000	—
Other liabilities	6,492	13,733	41,744
Net cash provided by continuing operations	5,255	81,368	159,873
Loss from discontinued operations	(52,161)	(2,812)	(219,899)
Holdback payment related to prior year acquisition (Note 8)	—	(2,000)	—
Proceeds from divesture of businesses (Note 7)	6,623	2,700	—
Deferred compensation charge attributable to discontinued operations	—	—	7,780
Issuance of stock in subsidiaries	—	—	172
Minority interest attributable to discontinued operations	—	—	(130)
Changes in net assets and liabilities of discontinued operations	39,542	(4,754)	70,535
Net cash used for discontinued operations	(5,996)	(6,866)	(141,542)
Net cash provided by (used for) operating activities	(741)	74,502	18,331
Cash Flows from Investing Activities:
Capital expenditures	(22,591)	(13,799)	(23,305)
Acquisition of businesses, net of cash acquired	(3,460)	(14,089)	27,409
Capitalized software development costs	—	—	(1,532)
Proceeds from sales of investments and net assets	2,880	—	6,917
Advances to SureBeam on line of credit	—	—	(25,000)
Other investments	(1,243)	(1,615)	(6,789)
Other	2,685	457	7,588
Net cash used for investing activities	(21,729)	(29,046)	(14,712)
Cash Flows from Financing Activities:
Extinguishment of HIGH TIDES	—	(250,000)	—
Issuance of senior subordinated notes	—	200,000	—
Other debt reductions	(860)	(4,541)	(4,647)
Other debt additions	11,500	—	18,250
Preferred stock redemption	(12,518)	—	—
Deferred debt issuance costs	(500)	(8,924)	(8,908)
Debt extinguishment costs	—	(4,352)	—
Proceeds from stock issuances	14,619	15,491	8,566
Issuance of stock by subsidiaries	—	—	19
Dividends paid	(190)	(688)	(689)
Decrease (increase) in restricted cash	—	394	(394)
Other	(98)	98	(54)
Net cash provided by (used for) financing activities	11,953	(52,522)	12,143
Effect of exchange rate changes on cash	215	(83)	(260)
Net increase (decrease) in cash and cash equivalents	(10,302)	(7,149)	15,502
Cash and cash equivalents at beginning of year	26,974	34,123	18,621
Cash and cash equivalents at end of year	$16,672	$26,974	$34,123

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of dollars, except per share data)

	Cumulative Convertible Preferred Stock	Common Stock	Capital in Excess of Par Value	Deferred Compensation	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balances at December 31, 2001	$690	$701	$586,802	$(34,519)	$(55,857)	$128	$(987)	$496,958
Spin-off of SureBeam			(124,722)	19,318				(105,404)
Stock issued for acquisitions		68	137,431				312	137,811
Exercise of stock options and other		10	8,556					8,566
Shares contributed to employee benefit plans		4	7,519				6	7,529
Conversion of preferred stock	(2)		2					—
Deferred compensation, related to the issuance of stock options			29,834	(29,834)				—
Write-off of deferred compensation related to discontinued operations			(629)	629				—
Amortization of deferred compensation				35,615				35,615
Income tax benefit from employee stock transactions			3,648					3,648
Dividends on preferred stock—Cumulative Convertible, $1.00 per share			(689)					(689)
Foreign currency translation adjustment						(260)		(260)
Net loss					(271,461)			(271,461)
Balances at December 31, 2002	688	783	647,752	(8,791)	(327,318)	(132)	(669)	312,313
Exercise of stock options and other		27	15,608				(144)	15,491
Issuance of stock for acquisition (Note 4)		3	3,256					3,259
Return of shares related to acquisition (Note 8)			(2,000)					(2,000)
Amortization of deferred compensation				7,207				7,207
Shares contributed to employee benefit plans		9	6,518					6,527
Foreign currency translation adjustment						(83)		(83)
Conversion of preferred stock	(1)		1					—
Income tax benefit from employee stock transactions			286					286
Dividends on preferred stock—Cumulative Convertible, $1.00 per share			(688)					(688)
Net income					29,097			29,097
Balances at December 31, 2003	687	822	670,733	(1,584)	(298,221)	(215)	(813)	371,409
Exercise of stock options and other		23	14,814				(218)	14,619
Shares contributed to employee benefit plans		3	2,715					2,718
Redemption of preferred stock	(626)		(11,892)					(12,518)
Conversion of preferred stock	(61)		61					—
Amortization of deferred compensation				1,531				1,531
Foreign currency translation adjustment						215		215
Income tax benefit from employee stock transactions			8,693					8,693
Dividends on preferred stock—Cumulative Convertible, $1.00 per share			(190)					(190)
Net loss					(38,397)			(38,397)
Balances at December 31, 2004	$—	$848	$684,934	$(53)	$(336,618)	$—	$(1,031)	$348,080

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Note 1.    Nature of Operations

The Titan Corporation (Titan) is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, the Department of Homeland Security, and intelligence and other key government agencies. These systems, solutions, and services include research and development, design, assembly, installation, integration, test and evaluation, deployment, logistics and operations support, maintenance, and training. Systems and products Titan provides to military and government agencies include transformational weapons systems, sophisticated satellite communications systems, antennas/telemetry systems, tactical radios, signals intelligence systems, encryption devices, classified systems, and complex computer-based information systems for information processing, information fusion, dissemination, and data mining.

Titan's services include system procurement selection and acquisition management services, program management, systems engineering and integration for mission-critical defense platforms and communications systems, enterprise information technology network design, integration, deployment, and operations support, translation and interpreter services, military and first responder training and situational exercises and evaluation, and test, modeling, and continuity of operations analysis for blast, nuclear, electro-magnetic, and chemical/biological threats.

Titan applies its core capabilities to provide technology, products, and services with a focus in four often overlapping and synergetic market areas: C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance), Transformational Military Programs, Government Enterprise Information Technology, and the War on Terrorism/Homeland Security.

Prior to the discontinuance of certain operations in 2002, Titan grouped its businesses into five business segments—Titan Systems, Titan Wireless, Software Systems (including Cayenta), Titan Technologies and SureBeam. Titan is no longer reporting its results of operations by these segments; however, reference may be made to these segments in discussions of historical information (see Note 8). In accordance with Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," substantially all of Titan's operations are aggregated into one reportable segment given the similarities of economic characteristics between the operations and the common nature of the products, services and customers.

Note 2.    Merger, Investigation and Settlement Costs

On June 26, 2004, Lockheed Martin Corporation terminated the merger agreement pursuant to which Lockheed Martin was to have acquired Titan. The merger agreement was entered into in September 2003 and amended in March 2004 and April 2004 to provide additional time for Titan to resolve the Securities and Exchange Commission (SEC) and Department of Justice (DoJ) investigations under the Foreign Corrupt Practices Act (FCPA) (see Note 11).

In the year ended December 31, 2004, Titan incurred approximately $59.9 million in settlement provision, legal, investment banking, accounting, printing and other professional fees and costs related to the government investigations and the terminated merger with Lockheed Martin, which are reflected in merger, investigation and settlement costs in the accompanying consolidated statements of operations. The merger-related costs include the costs of an exchange offer and consent solicitation for Titan's senior subordinated notes and administrative costs associated with the redemption of Titan's preferred stock (see Note 12), both of which were conditions to close the proposed merger. The investigation-related costs which approximated $25.3 million in the year ended December 31, 2004, include the costs associated with the comprehensive internal review conducted by Titan to evaluate whether payments involving international consultants for Titan or its subsidiaries were made in violation of applicable law. The legal, accounting and other professional fees incurred also supported the related inquiry by the DoJ and the investigation by the SEC. Refer to Note 10 for a discussion of the impact of the terminated merger on Titan's outstanding debt.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

In the year ended December 31, 2004, Titan recorded an additional provision of $25.5 million for its revised estimate of anticipated settlement costs related to the government FCPA investigations. Titan had previously recorded $3.0 million as of December 31, 2003, for resolution of this matter. Titan's $28.5 million provision does not include investigation related legal costs being incurred to reach resolution of the FCPA matter, as those costs are expensed as incurred each period. On March 1, 2005, in connection with the FCPA settlement, Titan made total payments of $28.5 million, the same figure it reserved for this purpose.

Note 3.    Significant Accounting Policies

Principles of Consolidation.    The consolidated financial statements include the accounts of Titan and its subsidiaries. All significant intercompany transactions and balances have been eliminated. From time to time, Titan makes investments in joint ventures which may involve international locations and operations. Management evaluates its investment in each joint venture on an individual basis for purposes of determining whether or not consolidation is appropriate. Titan also considers whether its investments are variable interest entities in accordance with Interpretation No. 46, "Consolidation of Variable Interest Entities," (FIN 46). Investments in such ventures are generally consolidated in instances where Titan retains control through decision-making ability and generally a greater than 50% ownership interest. In the absence of such factors, Titan generally accounts for these investments under the cost or equity method, depending upon management's evaluation of Titan's ability to exercise significant influence or control.

Reclassifications.    Certain reclassifications have been made to prior year presentations to conform to the 2004 presentation.

Stock-Based Compensation.    Titan has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Accordingly, Titan accounts for its stock-based compensation plans under the provisions of Accounting Principles Board (APB) No. 25. Titan also follows the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which amends SFAS No. 123.

As allowed by SFAS No. 123, Titan has elected to continue to apply the intrinsic value method of accounting for stock options and has adopted the disclosure only provisions of the fair value method contained in SFAS No. 123. Compensation cost, if any, is measured as the excess of the quoted market price of Titan stock on the date of grant over the exercise price of the grant. Had compensation cost for Titan stock-based compensation plans been determined based on the fair value method at the grant dates for awards under those plans, Titan's results of operations would have been reduced to the pro forma amounts indicated below:

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

	2004	2003	2002
Net income (loss), as reported	$(38,397)	$29,097	$(271,461)
Add: Total stock-based employee compensation expense in reported net income (loss), net of related tax effects	965	4,324	5,759
Less: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(8,169)	(8,812)	(11,334)
Net income (loss), pro forma	$(45,601)	$24,609	$(277,036)
Earnings per share:
Basic as reported	$(0.46)	$0.36	$(3.58)
Basic pro forma	$(0.55)	$0.30	$(3.66)
Diluted as reported	$(0.44)	$0.34	$(3.58)
Diluted pro forma	$(0.53)	$0.29	$(3.66)

Stock-based compensation expense included in income (loss) as reported results primarily from deferred compensation amortization (see Note 13).

Minority Interest in Subsidiaries.    Minority interest in subsidiaries consists primarily of equity securities issued in 2000 by Titan's subsidiary, Cayenta, Inc., which was the operations of the Software Systems business, which primarily included certain components which were discontinued in March 2002. Titan owned substantially all of the voting equity of Cayenta both before and after the transaction. Titan records minority interest to reflect the portion of the earnings or losses of majority-owned operations which are applicable to the minority interest partners. The minority interest percentages of Cayenta were approximately, 23% as of December 31, 2002 and 23% as of December 31, 2003. The minority interest portion of Cayenta's losses from the discontinued components are reflected in the loss from discontinued operations. In addition, the minority interest portion of the continuing components of Cayenta are reflected in continuing operations.

Financial Instruments.    The fair values of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, line of credit and other long-term debt approximate the carrying amounts due to their short maturities or variable interests. The estimated fair value of Titan's senior subordinated notes at December 31, 2004, approximate $214 million compared with the carrying value of $200 million.

Foreign Currency Translation.    The financial statements of certain of Titan's foreign subsidiaries are measured using the local functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates in effect as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded in other comprehensive income within stockholders' equity. Foreign currency transaction gains and losses are included in consolidated net income.

Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition.    A majority of Titan's revenue is derived from products manufactured and services performed under cost-reimbursable, time-and-materials, and fixed-price contracts. Cost reimbursable contracts for the government provide for reimbursement of costs plus the payment of a fee. Under fixed-price contracts, the Company agrees to perform certain work for a fixed price. Under time and materials contracts, the Company is reimbursed for labor hours at negotiated hourly billing

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

rates and is reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expense. Titan's contracts with government customers may use various cost-type contracts. They include cost-plus fixed fee, cost-plus award fee, cost-plus incentive fee with incentives based upon both cost and/or performance, and cost sharing contracts. Under fixed-price contracts, revenues are generally recognized as services are performed, using the percentage-of-completion method, applying the cost-to-cost or units of delivery method, in accordance with Accounting Research Bulletin No. 45 and American Institute of Certified Public Accountants (AICPA) Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" (SOP 81-1). Total estimated costs are based on management's assessment of costs to complete the project based upon evaluation of the level of work achieved and costs expended to date. Estimated contract losses are fully charged to operations when identified. Billings in excess of costs incurred are recorded as reductions in accounts receivable in the accompanying consolidated balance sheet. For award and incentive fee type contracts, the Company recognizes the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as prior award experience and communications with the customer regarding performance, including any interim performance evaluations rendered by the customer.

As most of Titan's revenue recognition practices are in accordance with SOP 81-1 and AICPA Statement of Position 97-2 "Software Revenue Recognition" (SOP 97-2), the adoption of Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements" in 2000 had no material impact on the consolidated financial statements.

Deferred Revenues.    Included in other accrued liabilities are deferred revenues which consist principally of customer deposits whereby Titan receives payment in advance of performing the service.

Cash Equivalents.    All highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents.

Unbilled Accounts Receivable.    Unbilled accounts receivable are included in accounts receivable and include work-in-process which will be billed in accordance with contract terms and delivery schedules, as well as amounts billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations. Generally, unbilled accounts receivable are expected to be billed and collected within one year. Payments to Titan for performance on certain U.S. government contracts are subject to audit by the Defense Contract Audit Agency. Revenues have been recorded at amounts expected to be realized upon final settlement. See Note 8 to the consolidated financial statements.

Concentration of Risk.    Sales to the U.S. government, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $2.0 billion in 2004, $1.7 billion in 2003, and $1.3 billion in 2002. With the exception of Titan's linguist contract with the U.S. Army's Intelligence and Security Command and the contract to provide enterprise information technology support for the U.S. Special Operations Command which contributed 12.1% and 3.6% of total revenues for 2004, respectively, and 7.6% and 3.5% of total revenues for 2003, respectively, no other single contract accounted for more than 3% of total revenue for 2004. Substantially all of Titan's operations are located in the United States. Export and foreign revenues amounted to approximately $27.0 million, $29.2 million and $18.7 million, in 2004, 2003 and 2002, respectively, related primarily to customers in Europe, the Middle East, Africa and Asia. Sales of approximately $12 million, or 43.7% of total foreign revenues, and approximately $10 million, or 36.2% of total foreign revenues, were related to contracts with government customers in the United Kingdom, in 2004 and 2003, respectively.

A majority of Titan's total revenues are from U.S. government contracts. Any cancellations or modifications of its significant contracts or subcontracts, or failure by the U.S. government to exercise an option period relating to those contracts or subcontracts, could adversely affect Titan's financial

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

condition and results of operations in the short- and long-term. A significant and continuing decline in U.S. defense and other federal agency budgets also may negatively impact its business. Although Titan bids for and is awarded long-term U.S. government contracts and subcontracts, the U.S. government only funds these contracts on an annual basis, and many of its contracts and subcontracts include option years. The U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget, and generally has the right not to exercise option periods. The U.S. Congress may decline to appropriate funds needed to complete the contracts awarded to Titan or the prime contractor. On Titan's subcontracts, Titan generally does not control the prime contractor's allocation of resources. Titan also depends upon the prime contractor to perform its obligations on the primary government contract. In addition to contract cancellations and declines in agency budgets, Titan's financial condition and results of operations may be adversely affected by:

•	budgetary constraints affecting U.S. government spending generally, and changes in fiscal policy or available funding;

•	curtailment of the U.S. government's use of technology services providers;

•	the adoption of new laws or regulations;

•	U.S. government facilities closures or agency realignments;

•	competition and consolidation in Titan's business areas; and

•	general economic conditions.

These or other factors could cause government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts. Any of these actions could have a material adverse effect on Titan's business, financial condition and results of operations.

Inventories.    Inventories include the cost of material, labor and overhead, and are stated at the lower of cost, determined on the first-in, first-out (FIFO) and weighted average methods, or market. Titan periodically evaluates on-hand stock and makes appropriate dispositions of any stock deemed excess or obsolete.

Property and Equipment.    Property and equipment are stated at cost. Depreciation is provided using the straight-line method, with estimated useful lives of 5 to 30 years for buildings, 2 to 15 years for leasehold improvements, representing the lesser of the useful life of the improvement or the lease term, and 3 to 15 years for machinery and equipment and furniture and fixtures. In Titan's discontinued medical sterilization business, certain machinery and equipment is depreciated based on units of production.

Goodwill and Other Intangible Assets.    Goodwill represents the excess of costs over fair value of assets of businesses acquired. Effective January 1, 2002, Titan adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which establishes financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at least annually, utilizing a two step methodology. The initial step requires Titan to assess whether indications

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

of impairment exist. If indications of impairment are determined to exist, the second step of measuring impairment is performed, wherein the fair value of the relevant reporting unit is compared to the carrying value, including goodwill, of such unit. If the fair value exceeds the carrying value, no impairment loss is recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the reporting unit is impaired.

Titan performs its annual testing for impairment of goodwill and other intangible assets in connection with the preparation of its annual financial statements. Based on testing performed as of December 31, 2004, there were no indicators of impairment.

Initial Adoption

In connection with the initial adoption of this standard as of January 1, 2002, during the first quarter of 2002, Titan's independent valuation consultant, Bearing Point, completed step one of the test for impairment, which indicated that the carrying values of certain reporting units exceeded their estimated fair values, as determined utilizing various evaluation techniques including discounted cash flow and comparative market analysis. Thereafter, given the indication of a potential impairment, Titan completed step two of the test. Based on that analysis, a transitional impairment loss of $40.1 million, which was net of a $10.0 million tax benefit, was recognized in the first quarter of 2002 as the cumulative effect of an accounting change. The impairment charge resulted from a change in the criteria for the measurement of the impairment loss from an undiscounted cash flow method, as required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," to an estimated fair value analysis as required by SFAS No. 142. The gross $50.1 million impairment charge recorded in the first quarter of 2002 was comprised of approximately $27.5 million in certain components of our Cayenta business, approximately $14.9 million in our AverCom business, which was previously reported in our Titan Technologies segment, both attributable to lower valuations and weakened outlook in commercial IT services, and approximately $7.7 million in our Titan Wireless business. The entire $50.1 million charge was related to discontinued businesses; approximately $42.4 million of this charge pertained to businesses that were discontinued by Titan on March 1, 2002 with the remaining charge of $7.7 million related to Titan's long distance telecommunications business that was discontinued in the third quarter of 2002.

All other intangible assets were amortized on a straight-line basis from 1 to 10 years.

Impairment Subsequent to Initial Adoption

In the second quarter of 2004, approximately $17.3 million of goodwill and purchased intangibles was impaired in connection with Titan's board of directors' decision to divest Datron World Communications (Datron World). The measurement of the impairment was based upon indications of fair value determined by offers from potential buyers.

As a result of Titan's board of directors' decision in July 2002 to exit its long distance telecommunications business, and the deterioration in pricing and valuations in the telecommunications industry, Titan recorded an additional impairment charge in 2002 of $74.8 million of goodwill in its international telecommunications business, Titan Wireless, based upon indications of fair value as determined by recent sales offers from potential buyers.

In connection with Titan's board of directors' decision in the third quarter of 2002 to divest its LinCom Wireless business, Titan recorded a $2.7 million impairment of goodwill in the third quarter of 2002 based upon indications of fair value as determined by offers from potential buyers. In October 2002, Titan shut down the operations of LinCom Wireless.

In addition, approximately $19.4 million of additional goodwill was determined to be impaired in 2002 related to previously discontinued components of Cayenta, AverCom and other commercial information technology businesses, which impairment was recorded based upon estimates of fair value.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

All impairment charges recognized subsequent to our initial adoption of SFAS No. 142 have been reported in the loss from discontinued operations, as all impairments were incurred in businesses held for sale or disposed of during both 2004 and 2002 (see Note 7).

Impairment of Investments in Non-marketable Securities.    Periodically, Titan reviews for possible impairments its non-marketable securities, which include its investments in emerging businesses, which are accounted for under the cost method. Whenever events or changes in circumstances indicate that the carrying amount of an asset is other than temporarily impaired, asset values are adjusted accordingly based on a write down of cost to estimated fair value. In evaluating whether a loss in the carrying value of an investment is other than temporary, Titan evaluates the financial condition and near-term prospects of the investee and the region and industry of the investee, including any specific events which may influence the operations of the investee such as changes in technology, and its overall investment intent. Titan will generally deem an impairment to be other than temporary if its cost basis has exceeded its fair value for a period of six to nine months. If a loss in the carrying value of an investment is deemed to be other than temporary, Titan recognizes such loss based on a write down of cost to realizable value. During 2004, Titan recorded impairments on investments totaling approximately $3.9 million, which was principally comprised of a write-off of its investment in Etenna Corporation.

Impairment of Long-Lived Assets.    SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. Titan adopted SFAS No. 144 on January 1, 2002. Refer to Note 7 for discussion of operations discontinued since Titan's adoption of SFAS No. 144.

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

Income Taxes.    Titan accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Per Share Information.    Titan computes earnings per share based on the provisions of SFAS No. 128, "Earnings Per Share."

The following data summarize information relating to the per share computations for continuing operations before extraordinary loss and cumulative effect of change in accounting principle:

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

	For the Year Ended December 31, 2004
	Income (Loss) (Numerator)	Shares (000's) (Denominator)	Per-Share Amounts
Income from continuing operations	13,764
Less preferred stock dividends	(190)
Basic EPS:
Income from continuing operations available to common stockholders	13,574	83,902	0.16
Effect of dilutive securities: Stock options and warrants	—	3,060	—
Diluted EPS:
Income from continuing operations available to common stockholders	13,574	86,962	0.16

	For the Year Ended December 31, 2003
	Income (Loss) (Numerator)	Shares (000's) (Denominator)	Per-Share Amounts
Income from continuing operations	31,909
Less preferred stock dividends	(688)
Basic EPS:
Income from continuing operations available to common stockholders	31,221	79,957	0.39
Effect of dilutive securities:
Stock options and warrants	—	3,441	(0.02)
Diluted EPS:
Income from continuing operations available to common stockholders	31,221	83,398	0.37

	For the Year Ended December 31, 2002
	Income (Loss) (Numerator)	Shares (000's) (Denominator)	Per-Share Amounts
Loss from continuing operations	(11,451)
Less preferred stock dividends	(689)
Basic and Diluted EPS:
Loss from continuing operations available to common stockholders	(12,140)	75,988	(0.16)

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Note 3.    Significant Accounting Policies

In the year ended December 31, 2004, options and warrants to purchase approximately 1,026,800 shares of common stock at prices ranging from $17.05 to $29.74 per share were not included in the computation of diluted EPS, as their effect was anti-dilutive due to the exercise price being higher than Titan's average market price in the period.

In the year ended December 31, 2003, options and warrants to purchase approximately 2,531,700 shares of common stock at prices ranging from $13.85 to $29.74 per share were not included in the computation of diluted EPS, as their effect was anti-dilutive due to the exercise price being higher than Titan's average market price in the period.

In the year ended December 31, 2002, options to purchase approximately 3,357,700 shares of common stock at exercise prices ranging from $1.04 to $13.09 per share were not included in the computation of diluted EPS, as their effect was anti-dilutive due to the loss from continuing operations before cumulative effect of change in accounting principle. In the year ended December 31, 2002, options to purchase approximately 3,963,900 shares of common stock at prices ranging from $13.18 to $29.74 were not included in the computation of diluted EPS, as their effect was anti-dilutive due to the exercise price being higher than Titan's average market price in the period.

In 2003 and 2002, approximately 537,300 and 538,400 shares of common stock, respectively, that could result from the conversion of cumulative convertible preferred stock were not included in the computation of dilutive EPS, as the effect would have been anti-dilutive on the results of continuing operations. The preferred stock was redeemed on March 15, 2004 (see Note 12). Similarly, in 2003 and 2002, approximately 2,859,100 and 6,776,500 shares, respectively, that could result from the conversion of the remarketable term income deferrable equity securities (HIGH TIDES) were not included in the computation of diluted EPS. The change in potential dilution from 2002 to 2003 for the HIGH TIDES is due to their redemption on June 4, 2003.

Comprehensive Income.    Comprehensive income represents all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity.

During the year ended December 31, 2004, Titan did not have any other comprehensive income items. During the years ended December 31, 2003 and 2002, Titan's only element of other comprehensive income resulted from foreign currency translation adjustments, which are reflected in the consolidated statements of changes in stockholders' equity as foreign currency translation adjustments within accumulated other comprehensive income.

New Accounting Standards

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123R (SFAS 123R), "Share-Based payment", which replaces SFAS No. 123, "Accounting for Stock-Based Compensation" and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123R requires compensation costs related to share-based payment transactions to be recognized in the financial statements whereas under the provisions of SFAS No. 123, Titan has adopted the disclosure only provision. With limited exception, the amount of compensation cost is measured based on the grant date fair value of the equity or liability instruments used. SFAS 123R requires liability awards to be re-measured each reporting period and compensation costs to be recognized over the period that an employee provides service in exchange for the award. SFAS123R is effective beginning the first interim or annual reporting period that begins after June 15, 2005. Titan plans to adopt the provisions of SFAS 123R prospectively during the third quarter of 2005. Titan is currently evaluating the effect of adopting this pronouncement and the ultimate impact of adopting SFAS 123R is not yet known.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

In December 2003, the SEC issued Staff Accounting Bulletin No. 104, "Revenue Recognition" (SAB No. 104), which codifies, revises and rescinds certain sections of SAB No. 101, "Revenue Recognition", in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB No. 104 did not have a material effect on the consolidated financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends SFAS No. 133 by requiring that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003, and must be applied prospectively. The adoption of SFAS No. 149 had no effect on the consolidated financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Titan adopted SFAS No. 150 effective July 1, 2003, and the adoption did not have a material impact on the consolidated financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which addresses the consolidation of certain entities (variable interest entities, or VIEs) in which an enterprise has a controlling financial interest through other than voting interests. FIN 46 requires that a variable interest entity be consolidated by the holder of the majority of the expected risks and rewards associated with the activities of the variable interest entity. FIN 46 was effective for VIEs entered into prior to February 1, 2003 in periods beginning after June 15, 2003. The adoption of FIN 46 did not have a material impact on our consolidated financial condition or results of operations. In January 2004, the FASB issued a revision to FIN 46 (FIN 46R), to clarify some requirements and add new scope exceptions. The revised guidance is effective for the first reporting period beginning after December 15, 2003. The adoption of the provisions of FIN 46R did not have a material impact on the consolidated financial condition or results of operations.

In November 2002, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 addresses how to determine whether a revenue arrangement involving multiple deliverables contains more than one unit of accounting for the purposes of revenue recognition and how the revenue arrangement consideration should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 applies to revenue arrangements entered into after June 15, 2003. The adoption of this statement did not have a material impact on the consolidated financial condition or results of operations.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34." This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

applicable to guarantees issued or modified after December 31, 2002 and did not have a material effect on Titan's financial statements. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The standard replaces the existing guidance provided by the FASB's Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Titan did not initiate any activities in 2003 or 2004 that would be included within the scope of this standard.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002", which was effective for fiscal years beginning after May 15, 2002. SFAS No. 145 rescinded SFAS No. 4 and SFAS No. 64, which required that all gains and losses from extinguishment of debt be aggregated, and if material, classified as an extraordinary item. As a result of changes in the criteria, gains and losses from debt extinguishment are to be classified as extraordinary only if they meet the criteria set forth in Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." In accordance with SFAS 145 and APB 30, the deferred debt issuance costs and other extinguishment costs related to the HIGH TIDES were expensed upon extinguishment of that debt in 2003. The charge is reflected in the results of continuing operations as Debt Extinguishment Costs in the accompanying consolidated statement of operations. Also in accordance with SFAS No. 145, 2002 debt extinguishment costs associated with the termination of a senior credit facility have been reclassified from an extraordinary item to results from continuing operations. See Note 10 for further discussion of the charges.

Note 4.    Acquisitions

On November 3, 2003, Titan acquired Advent Systems for total cash consideration, net of cash acquired, of approximately $12.1 million. Advent provides intelligence, surveillance, reconnaissance, support and mission planning services to the U.S. government. The acquisition was to further Titan's strategic goal of acquiring government information technology companies that fit strategically with its government business. The transaction was accounted for using the purchase method, and accordingly, results of operations of Advent Systems are included in Titan's results of operations as of the date of purchase. The excess of the purchase price over the estimated fair market value of the net assets acquired was approximately $10.1 million, and has been reported as goodwill. Pro forma information related to the Advent Systems acquisition has not been presented, as the effect on Titan's results of operations is not significant.

In January 2003, Titan announced that the agreement to acquire Science & Engineering Associates, Inc. (SEA), a privately held provider of engineering and information technology services, had expired and that Titan and SEA mutually agreed not to extend the purchase agreement at that time. Direct costs of $1.2 million related to this transaction were included in exit and restructuring charges and other in 2002 (see Note 6).

During 2002, Titan completed three acquisitions within the U.S. government business that were accounted for using the purchase method and, accordingly, results of operations of the acquired companies are included in Titan's operating results as of the date of the purchase. The following table represents selected data regarding each acquisition.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Name	Date of Acquisition	Consideration Paid and Accrued	Goodwill and Purchased Intangibles
Wave Science, Inc.	September 12, 2002	$11.3 million*	$10.9 million
Jaycor, Inc.	March 21, 2002	$103.5 million	$49.9 million
International Systems, LLC	February 22, 2002	$7.9 million*	$8.4 million

*	Consideration paid is subject to adjustment if certain earn-out conditions are achieved.

On September 12, 2002, Titan completed the acquisition of 100% of the outstanding shares of Wave Science, Inc. (Wave Science), a privately held designer of radio components and communication systems, for a purchase price of approximately $8.5 million in cash, subject to post-closing adjustments and indemnification obligations. The acquisition was to further Titan's goal of acquiring government information technology companies which fit strategically with its government business, particularly the addition of Wave Science's experienced engineering team. The purchase agreement provided for additional consideration of up to $3.0 million based on achieving certain revenue and profit margin targets for the two-year period beginning January 1, 2002 through December 31, 2003, and additional consideration of up to $1.0 million based on the receipt of certain contract awards through December 31, 2004. Additional consideration of $1.8 million was accrued at December 31, 2003, representing the total amount due based on the revenue and profit margin targets through December 31, 2003, and was paid in February 2004. Additional consideration of $1.0 million was paid during 2004, representing the receipt of certain contract awards. No further amounts are payable under the provisions of the purchase agreement. These additional purchase price adjustments were accounted for as an increase to goodwill.

On March 21, 2002, Titan completed the acquisition of Jaycor, Inc. (Jaycor), a San Diego, California, based provider of information technology services and specialized communications and sensor products to further Titan's goal of acquiring government information technology companies which fit strategically with its government business. At the closing, Titan issued approximately 4,919,500 shares of Titan common stock for all the outstanding shares of common stock of Jaycor, based on an exchange ratio of 0.50160 shares of Titan common stock for each share of Jaycor common stock at an aggregate value of $99.6 million, based on $20.24 per Titan share, the average trading price ending March 20, 2002, the date on which the formula for the purchase consideration became fixed. The excess of the $99.6 million purchase price over the estimated fair market value of the net assets acquired ($57.6 million) was approximately $42.0 million. In April 2002, Titan obtained an independent valuation completed by Bearing Point to assist management in its purchase price allocation for the Jaycor acquisition. The independent valuation was used by Titan to allocate $38.1 million to goodwill and $3.9 million to intangible assets. The intangible assets consist of backlog, customer relationships and trade name of $0.7 million, $1.3 million, and $1.9 million, respectively, which are being amortized over the estimated useful lives of 1 year, 1 to 3 years and 5 years, respectively. At December 31, 2004, the unamortized balance of purchased intangibles was $1.0 million included in intangible assets in the consolidated balance sheet. The transaction value was increased by approximately $3.9 million to an aggregate total of $103.5 million to reflect an additional 173,099 shares issued in July 2003 to cover certain costs of the shareholders of Jaycor, and an additional 20,948 shares issued in July 2002 and August 2002 related to certain working capital adjustments. The additional purchase price of $3.9 million was accounted for as an increase to goodwill resulting in goodwill of $45.9 million.

On February 22, 2002, Titan completed the acquisition of International Systems, LLC (International Systems), which designs and builds low-cost combat systems for the Department of Defense and agencies of the Department of Defense, to further Titan's goal of acquiring government information technology companies which fit strategically with its government business. The purchase price, which aggregated approximately $1.8 million, was comprised of approximately 100,000 shares of

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Titan common stock, subject to post-closing adjustments and indemnification obligations. In addition, additional consideration may be paid based on the receipt of certain contract awards and the achievement of defined earnings level on all contracts by International Systems, which consideration may be satisfied with cash or Titan common stock. The additional consideration for defined earnings levels will be equal to 20% of International Systems' EBIT (earnings before income tax and benefit allowances) from certain specified defense technology programs for each year from 2002 to 2006 and 7.5% of International Systems' EBIT from those defense technology programs for each year from 2007 to 2011. In July 2002, 100,000 shares of Titan stock valued at $1.2 million were issued based on the receipt of certain of these contract awards. In July 2003, Titan issued 350,000 shares of common stock valued at $3.3 million and paid $0.2 million in cash of additional consideration related to the receipt of these contract awards and the percentage of EBIT earned in these contracts in 2002. The value of the shares, in addition to the cash paid, were recorded as an increase to goodwill. The additional consideration for contract awards was fully paid as of December 31, 2003. Additional consideration of $0.8 million and $0.6 million was accrued at December 31, 2003 and December 31, 2004, repectively, representing the total amount due based on EBIT achieved in each fiscal year. As the total consideration for the acquisition of International Systems may change based upon the achievement of defined earnings levels, goodwill will change to reflect any such additional consideration.

During 2002, approximately $2.0 million was paid in satisfaction of purchase price holdbacks for the SenCom Corporation acquisition made in 2000 and approximately $2.7 million was paid in satisfaction of purchase price holdbacks for the System Resources Corporation acquisition made in 1999. Each of these amounts had been recorded as liabilities in periods prior to January 1, 2002.

In 1999, Titan's subsidiary, Titan Systems Corporation, acquired Atlantic Aerospace Corporation. The terms of the acquisition provided for up to an additional $3.0 million in contingent consideration payable based upon the award of future contracts. During 2001, approximately $1.2 million of contingent consideration was paid upon the award of certain contracts. In the third quarter of 2003, Titan paid $1.8 million in full satisfaction of the contingent consideration payable. All amounts paid in 2001 and 2003 had been previously accrued.

In connection with the determination of the fair value of assets acquired in connection with acquisitions in 2001, 2000 and 1999, and pursuant to the provisions of SFAS No. 141, Titan has valued acquired contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts. This adjustment has been reflected in the accompanying consolidated balance sheet as an increase to goodwill and a corresponding increase to deferred profit. We recognized approximately $0.5 million, $0.2 million and $2.3 million as a reduction of costs against the deferred profit in 2004, 2003, and 2002, respectively. The remaining amount of $0.1 million at December 31, 2004 is estimated to reduce costs in 2005.

Note 5.    Asset Impairment Charges

In the second quarter of 2004, Titan recorded asset impairment charges totaling $15.5 million. Approximately $10 million of these charges pertained to impairment of fixed assets directly related to the termination of a program by a U.S. civilian government agency in the second quarter, and impairment of assets associated with a reduction in scope of planned business activities in Saudi Arabia. As a result of curtailing the activities in Saudi Arabia and with the U.S. civilian government agency, future cash flows will be insufficient to recover the carrying value of certain dedicated assets. Approximately $5.5 million related to a charge for impairment of a technology license Titan purchased from SureBeam in 2001. The termination of the program by a civilian agency has generated a claim for recovery of contract costs which Titan intends to file in 2005. Management believes the facts of the claim form a legal basis for successful recovery; however, if the claim is unsuccessful, an additional charge of up to approximately $5.8 million could be incurred to write-off uncollected contract costs. Management identified an impairment to the value of the asset based on revised estimates of future

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

cash flows from sales of systems, resulting in a charge of $5.5 million to reduce the carrying value. The remaining license balance will be amortized over a 5-year period. The license was purchased in September 2001 and includes a world-wide perpetual and exclusive, non-royalty bearing license to use SureBeam's intellectual property for all applications and fields other than the food, animal hide and flower markets. Titan utilizes this technology for its contract with the U.S. Postal Service to provide mail sanitization systems and has outstanding bids using these technology rights. The remaining unamortized balance of $1.1 million at December 31, 2004, is reflected as a non-current asset in intangible assets in the consolidated balance sheet.

Prior to and in connection with the spin-off of SureBeam Corporation, a former subsidiary of Titan, Titan and SureBeam entered into a number of agreements, including the extension of $25 million under a $50 million senior secured revolving credit facility, which was secured by a lien on substantially all of SureBeam's assets. In addition, Titan guaranteed certain lease obligations of SureBeam and subleased facilities to SureBeam. The aggregate amount of the lease obligations Titan has guaranteed as of December 31, 2004 is approximately $17.6 million. The leases extend through periods ending in 2023. The aggregate amount payable by Titan as December 31, 2004, for future obligations under the leases for approximately 63,800 square feet that were subleased to SureBeam for periods through 2010 is approximately $3.8 million. SureBeam's obligation to reimburse Titan for any amounts paid under the guarantees or subleases was secured under the senior credit facility.

On January 19, 2004, SureBeam voluntarily filed for bankruptcy relief to be liquidated under Chapter 7 of the United States Bankruptcy Code. As a result of this filing, Titan recorded an estimated pre-tax impairment charge of $15.8 million (and an associated tax benefit of $6.3 million) in the fourth quarter of 2003 related to the senior credit facility with SureBeam as well as SureBeam's other indebtedness and obligations to Titan. The impairment charge was offset by an $8.1 million liability previously accrued by Titan to SureBeam under a tax allocation agreement. The ultimate amount of impairment to be recognized is contingent upon the amount of actual proceeds recovered by Titan from the liquidation of assets provided to Titan under the settlement agreement with the SureBeam bankruptcy trustee described below. The current estimate of such proceeds, which includes estimated sales of equipment and inventory, primarily electron beam systems and other related components, is approximately $3.0 million. The actual amount of Titan's losses could be lower or higher than currently estimated depending on the proceeds received from the liquidation of SureBeam assets provided to Titan under the settlement agreement.

On April 5, 2004, the United States Bankruptcy Court for the Southern District of California approved the settlement agreement that Titan had entered into with the bankruptcy trustee of SureBeam Corporation and SB Operating Co LLC (SureBeam). Under the settlement agreement, substantially all of the SureBeam assets were transferred to Titan and the trustee, on behalf of the bankruptcy estate, released Titan from any claims held by SureBeam. These assets include all equipment and inventory, patents, intellectual property, certain customer receivables and leased and subleased properties. Titan agreed to exclude from the settlement agreement approximately $4 million in assets that will remain in the bankruptcy estate. The excluded assets consist of cash and two customer receivables. Costs incurred, primarily legal and other professional fees, in 2004 related to the bankruptcy settlement and other SureBeam related matters, including the defense of class action litigation, were approximately $2.9 million, and are reflected on the consolidated statement of operations in selling, general and administrative expenses.

Note 6.    Exit and Restructuring Charges and Other

Included in the year ended December 31, 2002, is $53.3 million of restructuring costs related to the merger of Titan Systems into Titan on September 25, 2002, and exit charges related to the shutdown of Cayenta's headquarters office. Approximately $11.7 million of these exit charges are related to the shutdown of the Cayenta headquarters office and network operations center, which

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

includes employee termination costs and other liabilities of approximately $4.5 million, lease commitment costs of approximately $4.8 million, and non-cash asset impairment charges of approximately $2.4 million relating primarily to the unamortized leasehold improvements and other fixed assets at the Cayenta headquarters. The remaining lease commitment costs are expected to be paid through future periods ending in January 2007. Included in the employee termination costs were 33 personnel reductions.

Approximately $39.9 million of the restructuring charges were related to the merger of Titan Systems into Titan and other associated reorganization and consolidation costs. The costs included approximately $32.2 million for the consolidation of various Titan Systems facilities into centralized locations in Virginia and California. This charge reflects the estimated losses, net of estimated sublease income, on future lease commitments of facilities with terms extending through year 2009. Titan has subleased certain of these facilities and continues to actively pursue additional sublease opportunities for the remaining facilities. However, the remaining available space is in markets adversely affected by the economy and may not be subleased at attractive rates or at all. The actual amount of estimated losses on these lease commitments could change based upon Titan's ability to obtain sublease arrangements for these facilities. Included in the employee termination costs are 19 personnel reductions.

Approximately $7.7 million of the Titan Systems restructuring costs were primarily related to employee termination costs, employee retention costs, duplicate transition costs and professional fees related to acquisitions and certain reorganization and consolidation activities within Titan Systems.

The remaining $1.7 million was related to direct transaction costs incurred by Titan on acquisitions that did not close, primarily the Science and Engineering Associates, Inc. proposed acquisition.

At December 31, 2004, accruals for all exit and restructuring charges totaled $15.3 million, comprised primarily of restructuring charges related to the merger of Titan Systems into Titan on September 25, 2002 and exit charges related to the shutdown of Cayenta's headquarters. These exit and restructuring activities were accounted for under EITF Issue No. 94-3, which allowed accrual of restructuring costs upon commitment to a plan and certain other criteria. Effective January 1, 2003, Titan was required to adopt SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 requires companies to defer recognition of a liability for a cost associated with an exit or disposal activity until that liability is incurred and can be measured at fair value. As these restructuring activities were entered into prior to Titan's adoption of SFAS No. 146, Titan has accounted for these activities under EITF 94-3. A summary of exit and restructuring charges and other recorded and the utilization of those accruals during the years ended December 31, 2003 and 2004 is as follows:

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

	Balance December 31, 2002	Cash paid 2003	Balance December 31, 2003	Cash paid 2004	Change in Estimate	Asset Disposal	Balance December 31, 2004
Titan Systems restructuring:
Estimated facilities consolidation costs	$32,071	$(4,775)	$27,296	$(11,804)	$1,110	$(1,746)	$14,856
Employee termination/retention costs and other	1,738	(1,738)	—				—
	33,809	(6,513)	27,296	(11,804)	1,110	(1,746)	14,856
Transaction costs for unsuccessful deals	597	(597)					—
	34,406	(7,110)	27,296	(11,804)	1,110	(1,746)	14,856
Cayenta headquarters exit costs:
Lease commitment costs	3,136	(2,511)	625	(499)	257	—	383
Asset impairment costs	—	—	—
Employee termination costs and other	219	(212)	7	(88)	126	—	45
	3,355	(2,723)	632	(587)	383	—	428
	$37,761	$(9,833)	$27,928	$(12,391)	$1,493	$(1,746)	$15,284

At December 31, 2004, $5.1 million of the exit and restructuring accruals are included in Other Accrued Liabilities on the consolidated balance sheet and $10.2 million are included in Other Non-current Liabilities. The remaining accrual balance is primarily comprised of amounts due under the facilities consolidation, which requires payments in 2005 for certain lease cancellation fees and other lease costs, net of assumed sublease income, with the remainder expected to be paid over the remaining lease terms, which expire in 2009.

Note 7.    Discontinued Operations

2004 Discontinued Operations

In June 2004, Titan's board of directors decided to sell or otherwise divest Datron World and its Titan Scan Technologies service business (Scan Services). These non-core operations did not perform to management's expectation, and their divestiture will allow Titan to better focus on its National Security Solutions business. Previously, Datron World was reported in the Titan Systems segment, and Scan Services was reported in the Titan Technologies segment and they are presented below within those segments. These businesses have been reported as a discontinued operation in accordance with SFAS No. 144, and all periods presented have been restated accordingly to reflect these operations as discontinued. During the fourth quarter of 2004, Datron World was sold for approximately $4.7 million, resulting in a loss of approximately $2.0 million. In February 2005, the Scan Services was sold for approximately $4.9 million, which did not result in a material gain on the transaction.

The results of discontinued operations for the year ended December 31, 2004, include asset impairment charges of approximately $20.3 million for Datron World, consisting of goodwill and purchased intangibles of approximately $17.3 million and approximately $3.0 million related to inventory value not expected to be recovered in the disposal of this business. Revenues for Datron World for the year ended December 31, 2004, were $9.9 million.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

The results of discontinued operations for the year ended December 31, 2004, include asset impairment charges of approximately $8.5 million for Scan Services, primarily representing fixed asset values not expected to be recovered in the disposal of the business. The estimate of value expected to be recovered upon disposition is based on indications of interest and proposed letters of intent received by Titan. Revenues for Scan Services for the year ended December 31, 2004, were $5.5 million.

2002 Discontinued Operations

In August 2002, Titan's board of directors made the decision to sell or otherwise divest its LinCom Wireless business and to sell Cayenta Canada, Titan's remaining commercial information technology business, both of which were previously reported in Titan's Titan Technologies segment. Accordingly, Titan has reflected both operations as discontinued in accordance with SFAS No. 144. In October 2002, the LinCom Wireless business was shut down. On June 2, 2004, Titan sold Cayenta Canada for a net $5.6 million in cash, with no resulting gain or loss recorded on the sale. Titan retained current liabilities related to this business which are included in Titan Technologies below, of approximately $1.8 million related to potential purchase price adjustments due to the buyer and transaction-related costs and indemnification obligations related to the sale. Additionally, Titan had previously guaranteed performance on several customer contracts and a facility lease related to this business and these guarantees were not transferred to the buyer in the June 2004 sale. The face value of these guarantees is approximately $14 million at December 31, 2004. Substantially all of the guarantees were issued prior to December 31, 2003 and are therefore not required to be recognized and measured under the provisions of FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." Titan has not had to make any payments with respect to contract guarantees related to this business since its acquisition in 1999 and has not provided any reserves for these contingencies at December 31, 2004, based on management's assessment that such payments are not probable of being made.

In July 2002, Titan's board of directors made the decision to exit all of its international telecommunications business through a combination of selling and winding down Titan's operations within its Titan Wireless segment. Titan immediately began implementing these actions, which were substantially completed during 2003. Titan reported this exit of the Titan Wireless segment as a discontinued operation in accordance with SFAS No. 144.

During the first quarter of 2002, Titan's board of directors made the decision to sell certain of its commercial information technology operations within the Cayenta segment and the AverCom business within the Titan Technologies segment. These businesses were sold in 2002.

In the third quarter of 2003, Titan completed the sale of its GlobalNet business. Payments received for the sale of GlobalNet consisted of approximately $2 million in cash, notes receivable of approximately $1.5 million, and the buyer's assumption of all of the outstanding liabilities of GlobalNet, which aggregated to approximately $21 million at the time of the consummation of the sale. Titan has collected approximately $0.6 million of the amounts due under the notes receivable; however, the remaining $0.9 million is past due and was previously reserved, as Titan has no assurance that this remaining balance will ultimately be collected. In accordance with SFAS No. 144, all commercial operations that have been sold or are held for sale have been reflected as discontinued operations for all periods presented in Titan's consolidated financial statements.

Titan Wireless

Overview

On July 11, 2002, Titan announced it would exit all of its international telecommunications business, directly as a result of an increasingly deteriorating market, particularly in the wholesale long

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

distance business. Notably, the bankruptcies of Global Crossing, Ltd., WorldCom, Inc. and Phone1Globalwide Corporation (formerly Globaltron Corporation), and the dire financial condition of other providers, such as ibasis, imposed a rapid and sudden deterioration in wholesale prices in 2002. As a direct result of decreasing wholesale margins, and the difficulty of providers to obtain financing to invest in new projects globally, Titan's telecommunications business operating results declined substantially beginning in the second quarter of 2002. The losses in the second quarter of 2002 and the bleak outlook of the telecommunications market globally led to the July 2002 Titan board of directors decision to exit these markets. Titan has substantially completed the sale and winding down of all of its operations within Titan Wireless, including all of the operations discussed below.

Acquisitions and Investments

GlobalNet, Inc.

On March 21, 2002, Titan completed the acquisition of GlobalNet, Inc. (GlobalNet), a provider of international voice, data, and Internet services. Titan issued approximately 1,452,800 shares of its common stock for all the common stock of GlobalNet at an aggregate value of $28.6 million, based on $19.67 per Titan share, the average trading price ending March 15, 2002, the date on which the formula for consideration became fixed, and assumed stock options and warrants representing approximately 77,900 shares of Titan common stock at an aggregate value of $0.8 million, based on an exchange ratio of 0.3853 shares of Titan common stock for each share of GlobalNet common stock. GlobalNet's operations from March 22, 2002 were reported in Titan's, Titan Wireless business, which was discontinued in the third quarter of 2002. The transaction was accounted for as a purchase. The excess of the purchase price of $29.4 million over the estimated fair market value of the net liabilities acquired of approximately $26.4 million was approximately $55.8 million. In April 2002, Titan obtained an independent valuation completed by independent valuation specialists Bearing Point to assist in its purchase price allocation of the GlobalNet acquisition. The independent valuation was used by Titan to allocate $55.8 million to goodwill and $0 to intangible assets as of March 31, 2002.

As a result of Titan's decision on July 11, 2002, to exit its telecommunications business and to sell certain of these businesses, Titan determined in the third quarter of 2002 that there was an impairment of the carrying value of GlobalNet's goodwill of approximately $55.8 million in accordance with SFAS No. 142. The measurement of this impairment was evident based upon estimates of fair value, as determined by recent offers from potential buyers, compared to the carrying value of the asset. As discussed above, Titan completed the sale of its GlobalNet business in the third quarter of 2003. The sale resulted in a gain of $12.2 million, resulting from a previous write-down of the carrying value of the net assets, which ultimately was recovered at the time of the sale.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Ivoire Telecom

On June 28, 2000, Titan Wireless Afripa Holding, Inc., a subsidiary of Titan Wireless, made a $5 million investment to acquire 80% of the outstanding equity interests in Ivoire Telecom S.A., a Luxembourg-chartered company that intended to engage, through various majority-owned local subsidiaries, in a wireless telecommunications business in Africa using a satellite uplink through France. In the third quarter of 2002, the entire carrying value of the investment of approximately $52 million was determined to be impaired and was written off. This investment was subsequently sold in the second quarter of 2003 for approximately $0.5 million cash consideration.

Sakon LLC

In January 1999, the Company invested approximately $0.5 million for a 19.9% ownership interest in a joint venture with Sakon. In July 2000, Titan loaned Sakon $15 million pursuant to a loan agreement. In October 2000, Titan exercised its option pursuant to the loan agreement to convert amounts owed under the loan into additional equity interest of 30.0% of Sakon, bringing the total equity interest in Sakon to 49.9%. This equity interest was converted in August 2002 from a 49.9% voting interest to a 15% voting interest and a 34.9% non-voting interest. At such time, the amount outstanding of $15 million under the loan was converted to purchase consideration as the initial payment due under the terms of the agreement and recorded as goodwill. Under the terms of the agreement, an additional $12.5 million of consideration was due and payable upon certain revenue targets being attained. These targets were met in January 2001, and a $5.0 million installment was made in the second quarter of 2001, a $3.75 million installment was made in the first quarter of 2002, and the remainder was paid in the third quarter of 2002. The excess of the purchase price over the estimated fair market value of the net assets acquired, which has been amortized over 20 years, was approximately $26.8 million at December 31, 2001. In connection with the new requirements for evaluation of goodwill under SFAS No. 142, the $26.8 million was determined to be impaired and was fully expensed in the third quarter of 2002. Prior to August 2002, Titan consolidated the operating results of Sakon due to Titan's ability to control and significantly influence the operations and policies of Sakon, in accordance with a management agreement with Sakon. In August 2002, the management agreement was modified to nullify Titan's ability to control Sakon, and Titan resigned from the management committee of Sakon. Accordingly, Titan has no ability to substantially influence or control the operations of Sakon. Thereafter, Titan's investment in Sakon has been accounted for under the cost method, for which the investment carrying value was written down to zero in 2002.

Benin

On December 10, 1999, Titan's wholly owned subsidiary, Titan Africa, Inc. (Titan Africa), in connection with its contract to build a satellite-based telephone system for its customer, the national telephone company of Benin, Africa (the OPT), entered into a Loan Facility agreement for up to 30.0 billion Francs CFA (the currency of the African Financial Community), equivalent to approximately $45.0 million U.S. dollars, with a syndicate of five banks, with Africa Merchant Bank as the arranger. This financing was subsequently increased by 6.0 billion francs CFA to approximately $54.0 million. This medium term financing is a non-recourse loan to Titan Africa which is guaranteed by the OPT and secured by the OPT's equipment and revenues related to the project. The facility has a fixed interest rate of 9.5% per year and was originally to be repaid in seven equal semi-annual payments from the net receipts of this project, or by the OPT in the event that such receipts are not adequate to make these payments, which commenced on December 31, 2000 and were scheduled to end on December 31, 2003. The payment terms were subsequently amended calling for quarterly payments through mid 2006. The borrowings on this facility have been utilized to fund various equipment and subcontractor costs incurred most notably by Alcatel of France, a major subcontractor to this project.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Related to Titan's contract with the OPT, Titan has a $37.7 million gross receivable due from the OPT, of which $14.3 million is reflected in current assets of discontinued operations and of which $23.4 million is reflected in non-current assets of discontinued operations as of December 31, 2004. The $23.4 million receivable is recorded as a net non-current receivable on the project, reflecting the outstanding balance on the non-recourse loan, drawn to cover subcontract costs. The $23.4 million balance on the non-recourse loan is included in non-current liabilities of discontinued operations at December 31, 2004. The $14.3 million difference between the gross receivable of $37.7 million and the $23.4 million balance on the non-recourse loan represents amounts currently due from the OPT under the Titan settlement agreement entered into with the OPT in 2003. This agreement contemplated a $25 million payment by the OPT to Titan, which was due in full by November 30, 2003. On December 31, 2003, Titan received a partial payment of $11 million on the settlement. Based on the facts available in the second quarter of 2004, principally the OPT's cash flow deficiencies and inability to obtain adequate financing, Titan recorded a full reserve for the $14.3 million balance outstanding. Notwithstanding this reserve, Titan has commenced an international arbitration against the OPT seeking collection of this receivable. The Titan Wireless results of discontinued operations also reflect a provision totaling approximately $5.3 million recorded during 2004, for estimated costs of resolving a contingent liability with a subcontractor related to this project. The current liabilities of $13.5 million of Titan Wireless include approximately $10.3 million for estimated costs of resolving the aforementioned contingent liability with a subcontractor and $3.2 million of remaining exit costs.

In February 2005, Titan received a demand for full payment from the subcontractor, based on an international arbitration ruling which Titan was in the process of appealing. In light of this, Titan and the subcontractor later reached a final settlement whereby, in March 2005, Titan agreed to pay $9.0 million in full settlement of the matter.

Operating Results

While Titan continues to hold assets and liabilities of Titan Wireless in discontinued operations, there were no revenues in Titan Wireless for the year ended December 31, 2004. The net loss of $14.1 million for the year ended December 31, 2004, is mostly composed of a provision to impair accounts receivable from the OPT and a provision for litigation related to a subcontractor on the Benin contract.

For the year ended December 31, 2003, Titan Wireless generated $71.5 million of revenues and net income of $1.0 million, net of a $7.4 million tax benefit. The revenues were primarily generated by the GlobalNet business for the period prior to the sale of the business in the third quarter of 2003. The net income was primarily a result of operating losses of $2.8 million, and the gain from the disposition of the GlobalNet business of $12.2 million, resulting from a previous write-down of the carrying value of the net assets, for which a tax provision was not provided due to prior losses. The gain was offset by impairment charges of $10.8 million resulting from the terms of the settlement agreements with Titan's customers in Nigeria and Benin, and by approximately $5 million of charges accrued for the exit activities in Benin. Included in the operating losses of Titan Wireless for 2003 is interest expense allocated to discontinued operations of $0.7 million.

Included in Titan Wireless' net loss for the year ended December 31, 2002 are impairment charges of $211.4 million, or $137.4 million, net of tax, that were recorded as a result of Titan's decision to exit its international telecommunications business. The charges were comprised of the following: (1) impairment of goodwill in accordance with SFAS No. 142 of approximately $74.8 million, primarily comprised of Titan's acquisition of GlobalNet discussed above and Sakon, recorded in accordance with SFAS No. 142; (2) impairment of investments of approximately $62.6 million, primarily comprised of Titan's investment in Ivoire Telecom discussed above; (3) and impairment of fixed and other assets of approximately $74.0 million.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

In addition, exit charges of approximately $20.1 million were recorded in the third quarter of 2002, primarily related to outstanding commitments of warranty obligations of $3.9 million, commitments for space satellite segments of $3.0 million, and outstanding lease obligations of $1.6 million. The remaining $11.6 million of the charge is primarily related to employee termination costs of $2.6 million, other estimated direct costs to exit these businesses of $4.0 million and the estimated settlements of other obligations of approximately $5.0 million. Such commitments are expected to be paid through the first half of 2004. As of December 31, 2003, approximately $9.8 million is included in current and non-current liabilities of discontinued operations.

In summary, included in Titan Wireless' net loss for 2002 is an impairment charge of $211.4 million, exit charges of $20.1 million and pre-tax losses excluding impairment and exit charges of $8.8 million for the year ended December 31, 2002. Included in the operating losses of Titan Wireless for 2002 is interest expense allocated to discontinued operations of $0.7 million.

Titan Technologies

For the year ended December 31, 2003, the discontinued operations of Titan Technologies had revenues of approximately $13.8 million and a net loss of $1.9 million, net of a tax benefit of $8.2 million. The loss was comprised of a $7.4 million operating loss and a $2.7 million impairment loss recorded to reflect the most recent indications of fair value of the carrying value of the net assets. Included in the results for Titan Technologies is a tax benefit of $2.3 million to reflect the estimated tax impact of adjusting the carrying value of certain assets which are currently held for sale related to the remaining commercial information technology business that was formerly reported in the Titan Technologies segment. Included in the operating losses of 2003 is interest expense allocated to discontinued operations of $0.4 million.

For the year ended December 31, 2002, the discontinued operations of Titan Technologies generated revenues of $31.4 million and a net loss of $48.0 million, net of a $20.6 million tax benefit. Included in Titan Technologies' net loss for 2002 is an impairment charge of $43.7 million, related to LinCom Wireless, AverCom and Titan's commercial information technology business. The measurement of this impairment is based upon indications of fair value, resulting in a write-off of the carrying value of its assets which included an impairment of goodwill of $21.0 million, in accordance with SFAS No. 142, and impairment of other assets of $22.7 million consisting primarily of fixed assets and capitalized software. In addition, exit charges of approximately $4.3 million were recorded primarily related to employee termination costs, lease termination costs and other outstanding commitments.

In September 2002, certain assets of the AverCom business were sold for $0.5 million cash and an earn-out of $0.6 million of additional consideration based on certain gross margin targets. In addition, Titan retained approximately $3.0 million of net accounts receivable balances, which were substantially collected by December 31, 2002. In addition to the impairment of goodwill of $21.0 million, a charge of $14.9 million was recorded on January 1, 2002, when Titan adopted SFAS No. 142 which was reported as a cumulative effect of a change in accounting principle.

In addition to the impairment charges discussed above, pre-tax losses excluding impairment and exit charges for the Titan Technologies businesses for 2002 were $20.5 million. Included in the operating losses for 2002 is interest expense allocated to discontinued operations of $0.8 million.

Cayenta

In July 2002, the two information technology businesses of Cayenta were sold, for cash received to date of $0.2 million. For the year ended December 31, 2002, these businesses generated revenues of $6.4 million and a net loss of $4.8 million, net of a tax benefit of $2.7 million. Included in the net loss

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

is a charge for goodwill impairment in accordance with SFAS No. 142 associated with these two businesses of approximately $1.1 million, and other asset impairments of approximately $3.2 million. In addition, a $27.5 million impairment of goodwill was recorded on January 1, 2002, when Titan adopted SFAS No. 142 which was reported as a cumulative effect of a change in accounting principle. In addition to the impairment charges noted above, operating losses, net of tax, for the year ended December 31, 2002 were $3.2 million, and included $0.1 million in interest expense allocated to discontinued operations.

The consolidated financial statements of Titan for all periods presented have been restated to reflect all businesses discussed above as discontinued in accordance with SFAS No. 144.

2001 Discontinued Operations

On March 16, 2001, SureBeam Corporation, Titan's former subsidiary that provided electronic irradiation systems and services, completed an initial public offering (IPO) of 6,700,000 shares of Class A common stock at a price of $10 per share. On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan stockholders within the next 12 months from that date. On August 5, 2002, Titan's remaining ownership interest in SureBeam was spun-off to Titan stockholders as a tax-free dividend. Prior to the adoption of the spin-off plan, Titan reported the SureBeam business as a separate segment. The net assets of SureBeam as of August 5, 2002 and tax liabilities and other costs resulting from the spin-off resulted in a net dividend of approximately $105.4 million which was recorded as a decrease to paid-in-capital, partially offset by the reduction in deferred compensation related to deferred compensation charges in 2000 and 2001, reflecting the net value distributed to Titan's stockholders

At the time Titan adopted the plan to spin-off SureBeam, in accordance with APB No. 30, it recorded a charge of $35.4 million for estimated costs of disposal and for estimated operating losses up to the date of disposal. This charge was recorded in the third quarter of 2001. All losses incurred by SureBeam after that time were charged against this accrual. Losses charged against the accrual in 2001 were $14.9 million and in 2002 were $20.5 million in the six months ended June 30, 2002. An additional charge of $11.0 million was taken during the second quarter of 2002 to record the net losses (in excess of the accrual) incurred by SureBeam during the second quarter of 2002 as well as estimated operating losses and spin-off expenses expected to be incurred through the spin-off date of August 5, 2002. Subsequent to that date, SureBeam is no longer included in Titan's results of operations. Losses through August 5, 2002 charged against the accrual in the third quarter of 2002 were $1.8 million. Approximately $3.5 million of costs related to the spin-off were charged against the loss accruals, which is $0 as of December 31, 2004.

In the second and fourth quarters of 2004, Titan recorded pre-tax charges of $7.2 million to accrue Titan's estimate of the shortfall between the amount of the SureBeam lease guarantees and the amount expected to be recovered by subleasing activities. Titan also incurred $0.4 million of costs associated with maintaining facilities during 2004. The total of $14.8 million has been reflected in the accompanying consolidated Statement of Operations as a $9.3 million loss, net of tax in discontinued operations, as all of such costs relate to obligations of SureBeam operating facilities and such operations were discontinued in 2001.

To date, Titan has not yet subleased or otherwise transferred any of the guaranteed leases or lease obligations to third parties. The current estimate of such mitigation of obligations under leases and lease guarantees is approximately $21.4 million.

In relation to SureBeam's strategic alliance with Hawaii Pride, Titan has guaranteed repayment of Hawaii Pride's bank debt up to the greater of SureBeam's equity interest in Hawaii Pride (which is zero), or 19.9% of Hawaii Pride's $6.8 million, 15-year loan from its lender, WebBank. As of December 31, 2004, Titan has guaranteed approximately $1.1 million, or 19.9% of the current loan balance of $5.4 million. In the event that Hawaii Pride defaults on the loan, Titan currently expects to

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

be obligated to cover any defaults on the entire outstanding balance of the loan if the default is not cured within 90 days. In late October 2003, Titan was notified by Hawaii Pride that Hawaii Pride had stopped receiving financial support from SureBeam and did not have sufficient cash resources to make its monthly principal and interest payments to WebBank. As of December 31, 2004, Titan has loaned approximately $0.6 million to Hawaii Pride under a new credit facility for a maximum amount of $0.8 million to be advanced to Hawaii Pride to cover shortfalls in debt service payments. All amounts outstanding under this facility are required to be repaid in twenty equal quarterly installments commencing on October 1, 2005. In the impairment charge discussed above, Titan has assumed that Hawaii Pride will repay amounts advanced on the new credit facility.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Following are summaries in tabular format of the loss from discontinued operations for 2004, 2003 and 2002:

	Year ended December 31, 2004
	Titan Systems	Titan Wireless	Titan Technologies	SureBeam	Total
Subcontractor contingency reserves	$—	$(5,311)	$—	$—	$(5,311)
Impairment of assets	(20,332)	(14,351)	(8,500)	—	(43,183)
Loss of sale of assets	(2,054)	—	—	—	(2,054)
	(22,386)	(19,662)	(8,500)	—	(50,548)
Losses from operations	(1,397)	(2,774)	(2,044)	(14,793)	(21,008)
	(23,783)	(22,436)	(10,544)	(14,793)	(71,556)
Tax benefit	(2,083)	(8,301)	(3,537)	(5,474)	(19,395)
Net loss	$(21,700)	$(14,135)	$(7,007)	$(9,319)	$(52,161)

	Year ended December 31, 2003
	Titan Systems	Titan Wireless	Titan Technologies	Total
Gain on sale of business, net	$—	$12,195	$—	$12,195
Subcontractor contingency reserves	—	(5,000)	—	(5,000)
Impairment assets	—	(10,790)	(2,679)	(13,469)
	—	(3,595)	(2,679)	(6,274)
Losses from operations	(2,269)	(2,783)	(8,555)	(13,607)
	(2,269)	(6,378)	(11,234)	(19,881)
Tax benefit	(969)	(7,392)	(8,708)	(17,069)
Net loss	$(1,300)	$1,014	$(2,526)	$(2,812)

As discussed above, the 2003 tax benefit reflected in Titan Wireless was impacted by the GlobalNet sale for which a tax provision was not provided due to prior losses, and the Titan Technologies tax benefit was impacted by an adjustment to the carrying value of certain assets which are currently held for sale in Titan's remaining commercial information technology business that was previously part of Titan Technologies.

	Year ended December 31, 2002
	Titan Systems	Titan Wireless	Titan Technologies	Cayenta	SureBeam	Total
Impairment of goodwill	$—	$(74,818)	$(21,022)	$(1,121)	$—	$(96,961)
Impairment of investments	—	(62,600)	—	—	—	(62,600)
Impairment of fixed and other assets	—	(74,001)	(22,714)	(3,134)	—	(99,849)
Exit charges	—	(20,062)	(4,341)	—	—	(24,403)
	—	(231,481)	(48,077)	(4,255)	—	(283,813)
Losses from operations	(3,026)	(8,824)	(20,151)	(3,197)	(11,014)	(46,212)
	(3,026)	(240,305)	(68,228)	(7,452)	(11,014)	(330,025)
Tax benefit	(993)	(84,888)	(20,446)	(2,698)	(1,101)	(110,126)
Net loss	$(2,033)	$(155,417)	$(47,782)	$(4,754)	$(9,913)	$(219,899)

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Balance Sheet Summary

Following is a table of all related balance sheet categories for each discontinued operation:

	As of December 31,
	2004	2003
Current assets of discontinued operations:
Titan Systems	$—	$13,747
Titan Wireless	—	14,277
Titan Technologies	1,665	9,453
	$1,665	$37,477
Non-current assets of discontinued operations:
Titan Systems	$—	$19,153
Titan Wireless	23,387	32,307
Titan Technologies	3,082	12,732
	$26,469	$64,192
Current liabilities of discontinued operations:
Titan Systems	$—	$3,442
Titan Wireless	13,503	12,540
Cayenta	—	97
Titan Technologies	2,798	6,602
SureBeam	4,694	—
	$20,995	$22,681
Non-current liabilities of discontinued operations:
Titan Systems	$—	$208
Titan Wireless	23,387	32,307
Cayenta	—	535
Titan Technologies	723	1,995
SureBeam	9,208	—
	$33,318	$35,045

Included in the total assets of Titan Wireless as of December 31, 2004 is the net $23.4 million accounts receivable from the OPT. The current liabilities of $13.5 million of Titan Wireless include a $10.3 million provision for litigation related to a subcontractor on the Benin contract and $3.2 million of remaining exit costs. The non-current liabilities of $23.4 million is the non-recourse loan to Titan Africa which is guaranteed by the OPT and secured by OPT's equipment and revenues related to the project.

The current assets of Titan Technologies as of December 31, 2004 are primarily comprised of accounts receivable balances, inventory and prepaid assets.

The total liabilities of SureBeam as of December 31, 2004 represent Titan's estimate of the shortfall between the amount of the SureBeam lease guarantees and the amount expected to be recovered by subleasing activities as well as amounts to be incurred for facilities restoration costs.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Note 8.    Other Financial Data

Following are details concerning certain balance sheet accounts:

Accounts Receivable:

	At December 31,
	2004	2003
U.S. Government—billed	$415,889	$307,601
U.S. Government—unbilled	88,257	63,141
Trade	14,648	14,070
Less allowance for doubtful accounts	(3,408)	(3,547)
	$515,386	$381,265

Billing in excess of costs incurred are recorded as reductions to accounts receivable and total $0.2 million and $5.1 million at December 31, 2004 and 2003, respectively. Deferred revenue included in Other Accrued Liabilities totaled $16.5 million at December 31, 2004.

Inventories:

	At December 31,
	2004	2003
Materials	$6,988	$5,493
Work-in-process	10,107	12,227
Finished goods	4,241	3,710
	$21,336	$21,430
Property and Equipment:
Machinery and equipment	$73,642	$107,008
Furniture and fixtures	21,255	21,250
Land, buildings and leasehold improvements	38,723	24,551
Construction in progress	736	1,985
	134,356	154,794
Less accumulated depreciation and amortization	(76,814)	(102,286)
	$57,542	$52,508

Intangible Assets:

	As of December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Value
Purchased intangibles	$16,522	$11,660	$4,862
License agreement	2,456	1,365	1,091
Deferred financing costs	17,041	5,012	12,029
All other intangible assets	2,556	719	1,837
	$38,575	$18,756	$19,819

There are no estimated salvage values related to Titan's intangible assets. In 2004, 2003 and 2002, aggregate amortization expense totaled $5.5 million, $7.0 million and $7.5 million, respectively. Amortization of deferred financing costs included in interest expense in 2004, 2003 and 2002 totaled

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

$2.4 million, $2.1 million and $1.7 million, respectively. The remaining amortization expense is included in selling, general and administrative expense on the consolidated statement of operations.

	Deferred Financing Fees	Purchased and Other	Total
Estimated aggregate amortization expense:
2005	$2,414	$2,653	$5,067
2006	2,414	2,282	4,696
2007	2,414	695	3,109
2008	2,414	603	3,017
2009	1,328	320	1,648
Thereafter	1,045	1,237	2,282
	$12,029	$7,790	$19,819

Supplemental disclosures of cash flow information:

	2004	2003	2002
Noncash investing and financing activities:
Stock issued for acquisitions	$—	$3,259	$137,811
Deferred compensation related to the issuance of stock options	—	—	29,834
Shares contributed to employee benefit plans	2,718	6,527	7,529
Write-off of deferred debt issuance costs	—	8,071	9,435
Write-off of deferred compensation related to discontinued operations	—	—	629
Shares tendered for option exercises	—	144	—
Cash paid for interest	$33,661	$31,557	$32,408
Cash paid (refunds) for taxes	(1,129)	1,149	(8,747)

In 2002, Titan issued 172,153 shares of Titan common stock valued at $3.8 million as consideration for the purchase of assets of a company which became part of the Cayenta business, now reported in discontinued operations. In the second quarter of 2003, the indemnification period as defined per the asset purchase agreement expired, and as provided for in the purchase agreement, Titan elected to exchange all of the Titan common stock for cash of $2.0 million and the extinguishment of notes receivable of $1.8 million for cash advances made in 2002.

Details regarding the acquisition of businesses, net of cash acquired, in the consolidated statements of cash flows are as follows:

	Year Ended December 31, 2004
	Cash Paid	Cash Acquired	Net
Acquisition:
International Systems	$(679)	$—	$(679)
Wave Science	(2,781)	—	(2,781)
	$(3,460)	$—	$(3,460)

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

	Year Ended December 31, 2003
	Cash Paid	Cash Acquired	Net
Acquisition:
Advent Systems	$(14,781)	$2,682	$(12,099)
International Systems	(217)	—	(217)
Earn-out consideration for Atlantic Aerospace Electronics Corporation	(1,773)	—	(1,773)
	$(16,771)	$2,682	$(14,089)

	Year Ended December 31, 2002
	Cash Paid	Cash Acquired	Net
Acquisition:
Jaycor	$—	$35,982	$35,982
Wave Systems	(8,476)	4,678	(3,798)
International Systems	—	172	172
Purchase adjustments for prior year acquisitions	(4,947)	—	(4,947)
	$(13,423)	$40,832	$27,409

Non-Marketable Securities:

Titan's investments in non-marketable securities as of December 31, 2004 includes a $4.2 million investment in E-Celerator, reported in Other Assets. In 2004, Titan recorded a loss on investments of $3.9 million, mostly attributable to the write-off of the remaining $3.5 million equity carrying value for Etenna Corporation. Due to lack of product acceptance and capitalization, Titan expects that Etenna and/or its technology will be sold at a value less than the threshold required to earn a return of capital. In 2004, Titan also wrote down its investment in Wavestream Wireless by $0.4 million to reflect the reduction in fair market value due to a dilutive financing transaction in 2004.

Titan's investments in non-marketable securities as of December 31, 2003, include $3.5 million in Etenna Corporation, reported in Other Assets. In 2003, Titan recorded a loss on investments of $6.2 million related to an unrealized loss on the carrying value of its investment in Etenna Corporation based upon recent indications of fair value, and an unrealized loss on its investment in DOAR Communications that was subsequently sold at a loss in January 2004. All other investments in non-marketable securities totaled $1.8 million and $8.5 million at December 31, 2004 and December 31, 2003, and are reported in Other Assets.

Sales Information:

Substantially all of Titan's operations are located in the United States. Export and foreign revenues amounted to approximately $27.0 million, $29.2 million and, $18.7 million, in 2004, 2003 and 2002, respectively, related primarily to customers in Europe, the Middle East, Africa and Asia. Sales of approximately $12 million, or 43.7% of total foreign revenues, and approximately $10 million, or 36.2%, of total foreign revenues, were related to contracts with Titan customers in the United Kingdom, in 2004 and 2003, respectively.

Sales to the U.S. government, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $1,983.5 million in 2004, $1,695.5 million in 2003, and $1,313.1 million in 2002.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Note 9.    Income Taxes

The components of the income tax provision (benefit) from continuing operations are as follows:

	2004	2003	2002
Current:
Federal	$—	$—	$—
Foreign	307	—	—
State	454	2,372	1,458
	761	2,372	1,458
Deferred	16,192	21,441	(7,061)
	$16,953	$23,813	$(5,603)

Following is a reconciliation of the income tax provision (benefit) from continuing operations expected (based on the United States federal income tax rate applicable in each year) to the actual tax provision (benefit) on income (loss):

	2004	2003	2002
Expected federal tax provision on continuing operations	$10,751	$19,470	$(5,798)
State income taxes, net of federal income tax benefit	1,382	2,457	(1,048)
State taxes in separate filing states, net of federal benefit	—	—	963
FCPA settlement	9,435	1,110	—
Settlement of audits and other tax accruals	(4,535)	(2,285)	—
Capital loss on investment not benefited	1,431	2,277	—
Acquisition charges and other	(796)	796	—
Meals and entertainment	484	399	251
Other	(1,199)	(411)	29
Actual tax provision (benefit) on continuing operations	$16,953	$23,813	$(5,603)

The net deferred tax asset as of December 31, 2004 and 2003, results from the following temporary differences:

	2004	2003
Loss carryforward	$101,363	$92,336
Employee benefits	23,928	24,696
Purchased other intangibles	(2,019)	(3,287)
Tax credit carryforwards	1,104	—
Inventory, contract loss and other reserves	37,337	39,254
Accounts and unbilled receivables	(12,386)	(6,471)
Accrued liabilities	13,596	11,974
Depreciation and amortization	(14,886)	(9,027)
Other	7,333	2,277
	155,370	151,752
Valuation allowance	(7,333)	(8,767)
Deferred tax asset, net	$148,037	$142,985

Realization of certain components of the net deferred tax asset is dependent upon our generating sufficient taxable income prior to expiration of loss and credit carryforwards. The federal net operating losses at December 31, 2004, to be carried forward to 2005 are approximately $274 million, which carryforwards will expire in periods from 2010 through 2024. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be fully

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. In order to fully utilize the net operating loss carryforwards prior to the expiration dates, taxable income of $274 million needs to be generated. Given that the Company has incurred recent net operating losses, management considered whether a valuation allowance should be recorded to reduce the carrying value of the total deferred tax asset, including the component related to net operating losses. In evaluating whether a valuation allowance was needed, management considered negative evidence and positive evidence as required under the provisions of SFAS No. 109. The primary negative evidence considered by management is the Company's cumulative loss position. The cumulative losses have been generated primarily by businesses that have been discontinued, sold or wound down and, consequently, no significant recurring losses are expected to be generated by those operations in future periods. The positive evidence considered by management is the historical profitability of the Company's continuing operations, which consist almost entirely of government contracting activities. As of December 31, 2004, those operations have significant funded and unfunded backlog. Consequently, management concluded that the positive evidence regarding the realization of the deferred tax asset out weighed the negative evidence and that a valuation allowance for the deferred tax assets was not deemed necessary.

The valuation allowance recorded is provided against certain capital loss carryforwards which may not be utilized. The change in the valuation allowance from 2003 to 2004 primarily reflects the sale of Canco, LLC (Cayenta Canada) in 2004, and to the capital losses that were not benefited in 2004. The provision for income taxes was reduced by $4.5 million due to net favorable adjustments related to previously estimated tax liabilities. Prepaid Expenses and Other at December 31, 2004 and 2003 include prepaid taxes of $2.0 million and $3.5 million. Other Non-current Liabilities at December 31, 2004 and 2003 include a deferred tax liability of $15.7 million and $11.1 million, respectively.

During 2004, 2003 and 2002, Titan recognized tax deductions related to stock option exercises in the amount of $23.5 million, $0.8 million, and $9.9 million, respectively, or $8.7 million, $0.3 million, and $3.6 million, net of tax. The net benefits were recorded as an increase to capital in excess of par value.

Note 10.    Debt

Senior Credit Facility

On May 23, 2002, Titan entered into an agreement with Wachovia Bank, National Association and Wachovia Securities for a $485 million senior credit facility from a syndicate of commercial banks including Wachovia Securities acting as sole lead arranger and Wachovia Bank, National Association, as Administrative Agent, The Bank of Nova Scotia and Comerica Bank as Co-Syndication Agents and Branch Banking and Trust Company and Toronto Dominion Bank as Co-Documentation Agents and other financial institutions. The senior credit facility is comprised of an aggregate credit commitment of $485 million, consisting of a seven-year term loan in an aggregate principal amount of $350 million and a six-year $135 million revolving credit facility.

On September 2, 2004, Titan entered into an amendment of its senior credit facility, which ties its effective borrowing rate on its term loan within the facility, within a limited range, to changes in ratings from the two major agencies. The amendment immediately reduced the interest rate on Titan's term loan by 50 basis points from LIBOR plus 325 basis points (or prime plus 200 basis points) to LIBOR plus 275 basis points (or prime plus 150 basis points). The rate reduction is based on Titan's current senior debt credit rating and outlook from Moody's Investor Services and Standard & Poor's. The amendment includes a provision that automatically increases or decreases the rate on the term loan to either LIBOR plus 300 basis points (or prime plus 175 basis points) or LIBOR plus 250 basis

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

points (or prime plus 125 basis points), if Titan's senior debt credit rating from Standard & Poor's or Moody's Investor Services changes, per the terms of the amendment. As of March 10, 2005, both rating agencies completed their credit reviews of Titan reflecting the resolution of the government FCPA investigation. Both agencies confirmed Titan's existing ratings, but improved Titan's credit outlook to "stable". As a result, effective March 10, 2005 the rate on Titan's Senior Secured Term B loan of $341 million was reduced by 25 basis points (bps) to LIBOR plus 250 bps (or prime plus 125 bps).

The amendment does not affect the interest rate on Titan's senior revolver within its credit facility. The senior credit facility, as amended, provides for interest rates per annum applicable to amounts outstanding under the senior revolver that are, at Titan's option, either the administrative agent's most recently established base rate for U.S. dollars loaned in the United States (or, if greater, the Federal Funds Rate plus 0.5%) plus a margin of 0.75% per annum to 1.50% per annum, based on its ratio of total debt to EBITDA (as defined in the senior credit facility), or the LIBOR rate for the applicable interest period plus a margin of 2.00% per annum to 2.75% per annum, based on Titan's ratio of total debt to EBITDA. Currently, interest rates for base rate and LIBOR revolving loans are 0.25% higher than Titan's interest rates for base rate and LIBOR term loans. Titan is required to pay the lenders under the senior credit facility a non-utilization fee ranging from 0.50% per annum to 1.00% per annum, payable quarterly in arrears, based on the applicable percentage of the undrawn portion of the senior revolver. Titan is also required to pay letter of credit fees for outstanding letters of credit equal to 0.25% per annum of the stated amount of the letter of credit, plus the product of the applicable margin (from 2.00% to 2.75%, based on its ratio of total debt to EBITDA) for loans under the revolving credit facility maintained as LIBOR loans multiplied by the stated amount of the letter of credit.

The seven-year term loan matures on June 30, 2009, and the revolving credit facility matures on May 23, 2008. The seven-year term loan amortizes at 1.0% per year for years one through six (through the quarter ending June 30, 2008), with the remaining 94% due in equal quarterly payments in year seven of the loan (through the quarter ending June 30, 2009). Titan may prepay amounts borrowed under the term loan and the revolving credit facility at its option without any fee, provided that any voluntary prepayment of the outstanding term loan made before September 3, 2005, resulting from a refinancing of the term loan (other than any refinancing resulting from a change of control) shall be at 101% of the par value. Titan is also required to make prepayments, subject to certain exceptions, of the outstanding amounts under the term loan and the revolving credit facility from asset sales, issuance of subordinated debt and equity securities, insurance or condemnation proceeds and from excess cash flows.

The terms of the senior credit facility require Titan to provide certain customary covenants for a senior credit facility, including certain financial covenants. As amended, these financial covenants, as set forth in the senior credit agreement for fiscal year 2004, are comprised of a maximum total debt to EBITDA ratio of 4.75 to 1.0, declining to 4.0 to 1.0 in subsequent years, a maximum total senior debt to EBITDA ratio of 3.00 to 1.0, declining to 2.50 to 1.0 in subsequent years, a minimum interest coverage ratio of 3.0 to 1.0, a minimum fixed charge coverage ratio of 1.35 to 1.0 and a minimum net worth of approximately $268.0 million at December 31, 2004. Titan was in compliance with all financial covenants as of December 31, 2004.

Deferred costs and expenses of $7.1 million related to the senior credit facility are included in intangible assets at December 31, 2004 and are being amortized over the remaining term of the senior credit facility.

Senior Subordinated Notes

On May 15, 2003, Titan sold $200 million of 8% senior subordinated notes due May 15, 2011 in a private placement (the Notes). Titan used the net proceeds from the issuance of the Notes, plus

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

borrowings of $50 million under its revolving credit facility and additional cash on hand, to redeem all of the $250 million of the then-outstanding 534% HIGH TIDES convertible preferred securities. The redemption of HIGH TIDES occurred on June 4, 2003.

Titan is required to make interest payments on the Notes semi-annually in arrears on May 15 and November 15 at the rate of 8% per annum. Titan may redeem the Notes, in whole or in part, on or after May 15, 2007 at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any:

Year	Percentage
2007	104.0%
2008	102.0%
2009 and thereafter	100.0%

In addition, on or prior to May 15, 2006, Titan may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at a redemption price of 108% of the principal together with accrued and unpaid interest. The Notes are unsecured and rank or will rank equally with Titan's current or future senior subordinated indebtedness. Each of Titan's domestic subsidiaries other than Cayenta guarantee the Notes. The guarantees are unsecured and rank equally with each guarantor's senior subordinated indebtedness. The Notes and the guarantees are junior to all of Titan's and each guarantor's senior indebtedness and senior to all of Titan's and each guarantor's subordinated indebtedness.

On July 19, 2004, Titan completed the exchange of the existing Notes for a new series of substantially identical 8% senior subordinated notes due May 15, 2011 registered under the Securities Act.

Liquidated damages of 0.25% per annum per $1,000 whole dollars in principal amount of the then-outstanding Notes began to accrue in October 2003 when we did not complete an exchange offer required under the registration rights agreement because of the proposed merger with Lockheed Martin. Beginning in January 2004, the liquidated damages rate increased to 0.50% and such liquidated damages continued to accrue at rates increasing every 90 days by 0.25% per annum per $1,000 whole dollars in principal amount of existing Notes up to a maximum of 2.00%, until the exchange offer described below was completed. The remaining balance accrued at September 30, 2004 of $0.3 million was paid with the regular semi-annual interest payment on November 15, 2004.

Deferred costs and expenses of $5.0 million related to the issuance of the Notes are included in intangible assets at December 31, 2004, and are being amortized over the term of the Notes.

At December 31, 2004, Titan had other secured and unsecured debt outstanding under various agreements totaling $0.5 million short-term and $0.5 million long-term, with interest rates ranging from 8.5% to 9.3%. These agreements mature by 2015.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Other Debt Information

Details of long-term debt are as follows:

	December 31,
	2004	2003
Senior credit facility	$356,250	$344,750
Senior subordinated debt	200,000	200,000
Note payable to bank, interest at 9.30%, due February 2005, secured by a First Deed of Trust on an office building	280	355
Note payable to Urban Business Development Corporation, interest at 8.58%, due January 2015, guaranteed by the Small Business Administration and secured by a Second Deed of Trust on an office building	524	558
Acquisition related notes payable of acquired companies, interest at 8.5%, due March 2005	187	938
	557,241	546,601
Less: Current portion	(4,000)	(4,363)
	$553,241	$542,238

Titan Debt Maturities

Maturities of long-term debt, excluding non-recourse debt, are as follows:

2005	$4,000
2006	3,538
2007	3,541
2008	181,295
2009	164,549
Thereafter	200,318
$557,241

Note 11.    Commitments and Contingencies

Leases

Titan leases certain buildings and equipment under non-cancelable operating lease agreements. These leases generally require Titan to pay all executory costs such as taxes, insurance and maintenance related to the leased assets. Certain of the leases contain provisions for periodic rate accelerations to reflect cost-of-living increases. Rental expense under these leases was $47.3 million in 2004, $39.3 million in 2003 and $38.8 million in 2002. In February 2000, Titan's Cayenta subsidiary entered into a new long-term lease agreement which requires future minimum lease payments of approximately $6.6 million over 7 years. Titan is a guarantor on the lease. Due to Titan's discontinuance of its Cayenta business, Titan has subleased this facility under agreements that extend through 2007. Rental expense in 2002 includes $0.9 million, paid related to this space.

Future minimum lease payments under non-cancellable operating leases at December 31, 2004, are as follows:

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

2005	$53,933
2006	49,606
2007	40,839
2008	31,264
2009	23,569
Thereafter	93,608
Total minimum lease payments	$292,819

Obligations under capital leases were $0.1 million at December 31, 2004, which were primarily long-term and included in Other Non-current Liabilities in the consolidated balance sheet.

During the first quarter of 2003, Titan entered into new long-term lease and sublease agreements for office space in Virginia and Maryland as part of its restructuring efforts to consolidate various facilities of its government business into centralized locations (see Note 6). The lease and subleases in Virginia require future minimum lease payments of approximately $81 million over approximately 13 years, commencing on various dates from May 2003 through May 2004. The lease in Maryland requires future minimum lease payments of approximately $57 million over 10 years, commencing approximately July 1, 2004.

Legal Matters

    Foreign Corrupt Practices Act Related Investigations

As previously disclosed, during the first quarter of 2004, Titan learned of allegations that improper payments under the Foreign Corrupt Practices Act (FCPA) had been made, or items of value had been provided, involving international consultants for Titan or its subsidiaries to foreign officials. The allegations were identified as part of internal reviews conducted by Titan and Lockheed Martin, and jointly reported by them to the government. Titan's board of directors established a committee of the board to oversee Titan's internal review of these matters.

The internal review began with a focus on Titan's Datron World Communications unit, which was discontinued in June 2004 and sold in November 2004, but the internal review later was expanded to a number of Titan's international businesses, including Titan Wireless (which was discontinued in 2002 and was substantially wound down in 2003) and Titan's National ID Card contract in Saudi Arabia. Titan agreed to, and did, provide the Securities and Exchange Commission (SEC) and the Department of Justice (DoJ) with the results of the investigation on an ongoing basis. In connection with the internal review, the SEC commenced an investigation into whether payments involving Titan's international consultants were made in violation of applicable law, particularly the FCPA. In addition, the DoJ initiated a criminal inquiry into this matter, and also initiated an investigation into whether these same alleged practices violated provisions of the United States Tax Code.

As previously disclosed, Titan had recorded a provision of $3.0 million as of December 31, 2003 for resolution of the government FCPA investigations. Titan recorded an additional provision of $25.5 million in the second quarter of 2004 to reflect the change in its estimate of the cost of resolving these investigations.

As a result of the investigation, Titan began to implement significant expanded FCPA and International Traffic in Arms Regulations (ITAR) policies. To lead and oversee those expanded policies, in September 2004, Titan brought in Dave Danjczek as its Vice-President for Compliance and Ethics.

On March 1, 2005, Titan announced that it had entered into a consent to entry of a final judgment with the SEC without admitting or denying the SEC's allegations, and reached a plea

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

agreement with the DoJ, under which Titan pled guilty to three felony FCPA counts related to its overseas operations, including in particular its operations in Benin. These counts consist of violations of the anti-bribery and the books and records provisions of the FCPA and aiding and assisting in the preparation of a false tax return. Matters resolved through the plea agreement with the DoJ involved commercial international business that Titan had discontinued and is in the process of winding down. As a part of the settlement, Titan was given credit for self reporting and cooperating with the government, and for accepting responsibility.

On March 1, 2005, in connection with the FCPA settlement, Titan made total payments of $28.5 million, the same figure Titan reserved for this purpose in 2003 and 2004. The total includes a DoJ-recommended fine of $13 million, and payments to the SEC consisting of disgorgement of $12.6 million and prejudgment interest of $2.9 million. The Hon. Roger T. Benitez, a judge of the Federal District Court in San Diego, imposed upon Titan a fine of $13 million and a three-year term of supervised probation, both of which are consistent with the DoJ's and Titan's agreed-upon recommendations to the Court. In addition, the sentence imposed by the Court incorporated Titan's agreement to implement a best-practices compliance program designed to detect and deter future violations of the FCPA.

Further, as a result of Titan's plea agreement, Titan is currently unable to obtain new export licenses. Titan has been working with the U.S. Department of State to obtain relief from this automatic statutory provision.

The IRS agreement requires Titan to file an amended corporate tax return for 2002 to correct deductions previously taken with respect to matters at issue in the investigations. The amended tax return will not result in additional taxes, but will reduce Titan's net operating loss carry forward benefit by approximately $1.3 million. The tax provision affect of the amended tax return was made in the fourth quarter of 2004. Under the Consent to Entry of Final Judgment with the SEC, Titan agreed, within 30 days, to retain a qualified independent consultant to review Titan's policies and procedures with respect to its compliance with the FCPA, and to adopt the consultant's recommendations.

After the plea was entered, Titan and the Navy executed an administrative settlement agreement that will allow Titan to continue to conduct business under U.S. government contracts and receive U.S. government contracts. The agreement also provides for Navy monitoring of Titan's compliance activities for three years.

On June 26, 2004, Lockheed Martin Corporation terminated the merger agreement pursuant to which Lockheed Martin was to have acquired Titan. The merger agreement was entered into in September 2003 and amended in March 2004 and April 2004 to provide additional time for Titan to resolve the FCPA investigations.

    Other Legal Matters

Titan is involved in legal actions in the normal course of its business, including audits and investigations by various governmental agencies that result from its work as a defense contractor. Titan and its subsidiaries are named as defendants in legal proceedings from time to time and third parties, including the government, may assert claims against Titan from time to time. In addition, Titan has acquired companies from time to time that have legal actions pending against them at the time of acquisition. Based upon current information, including consultation with its lawyers, Titan does not believe that the ultimate liability arising from any of these actions, including those discussed below, will materially affect its consolidated financial position. The March 1, 2005 FCPA settlement payment will materially impact cash flow in the first quarter of 2005. Titan's evaluation of the likely impact of these actions, including those discussed below, could change in the future and Titan could

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

have unfavorable outcomes that it does not expect. Any of these events could have a material adverse effect on Titan's results of operations or cash flows in a future period and could have other adverse effects on Titan's business.

    Stockholder Class Actions

Since April 2, 2004, two stockholder class action lawsuits have been filed against Titan and certain of its officers, asserting claims under the federal securities laws, which we refer to collectively as the federal securities actions. On September 17, 2004, these class action lawsuits were consolidated as In re Titan Inc. Securities Litigation, No. 04-CV-0701-K(NLS), a consolidated purported class action filed before the U.S. District Court for the Southern District of California. The federal securities action purports to be brought on behalf of all purchasers of Titan common stock during the period from July 24, 2003 through and including March 22, 2004. The complaint seeks an unspecified amount of damages. The complaint alleges, among other things, that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and SEC Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act, by issuing a series of press releases, public statements and filings disclosing significant historical and future revenue growth, but omitting to mention certain allegedly improper payments involving international consultants in connection with Titan's international operations, thereby artificially inflating the trading price of Titan's common stock. On January 14, 2005, Titan and certain individual defendants jointly filed a motion to dismiss. The hearing on the defendants' motion is currently scheduled to be heard on May 9, 2005. Titan intends to defend the claims vigorously.

Since April 7, 2004, two stockholder class action complaints have been filed against certain Titan officers, asserting that these officers breached their fiduciary duties to Titan's stockholders. The complaints, which we refer to as the fiduciary duty actions, were filed in the Superior Court for the State of California in and for San Diego County. The cases include Paul Berger v. Gene W. Ray, et al., No. GIC 828346, and Robert Garfield v. Mark W. Sopp, et. al, No. GIC 828345. The fiduciary duty actions purport to be brought on behalf of all holders of Titan common stock as of April 7, 2004. The fiduciary duty actions allege, among other things, that the defendants breached their fiduciary duties by acquiescing in or condoning Titan's alleged violations of the FCPA by failing to establish adequate procedures to prevent the alleged FCPA violations, and by failing, in bad faith, to voluntarily report the alleged FCPA violations to government officials. The complaints seek compensatory damages in respect of the loss of value sustained by Titan stockholders as a result of the reduction in merger consideration payable to them under the terms of the amendment to the merger agreement with Lockheed Martin delivered on April 7, 2004. The Berger and Garfield matters have been consolidated and are now treated, for all purposes, as the Garfield matter. Additionally, plaintiffs and defendants have agreed that defendants are not required to answer or otherwise respond to the Garfield complaint until the motions to dismiss in the federal securities action have been denied or granted with prejudice. Titan intends to defend the claims vigorously.

Since June 28, 2004, three shareholder derivative lawsuits have been filed against Titan directors and certain Titan officers, naming Titan as a nominal defendant, which we refer to collectively as the derivative actions. The derivative actions include Theodore Weisgerber v. Gene Ray, et al., No. 832018, which was filed in the Superior Court for the State of California, San Diego; Robert Ridgeway v. Gene Ray, et al., No. 542-N, which was filed in Delaware Court of Chancery, New Castle County; and Bernd Bildstein v. Gene Ray, et al., No. 833701, which was filed in the Superior Court for the State of California, San Diego County. The derivative actions purport to be brought for the benefit of the nominal defendant, Titan, and allege that the defendants breached their fiduciary duties by failing to monitor and supervise management in a way that would have either prevented alleged FCPA violations or would have detected the FCPA violations. The Weisgerber complaint was subsequently amended to include allegations that the defendants breached their fiduciary duties by failing to

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

monitor and supervise management in a way that would have prevented the alleged mistreatment of prisoners at the Abu Ghraib prison in Iraq, alleged billing errors relating to work performed by foreign nationals, and the loss of contracts with the government. The plaintiffs seek to recover the costs incurred in the internal and external investigations, penalties or damages paid to settle private litigation or government proceedings, and lost goodwill. The Weisgerber and Bildstein matters have been consolidated and are now treated, for all purposes, as the Weisgerber matter. Titan intends to defend the claims vigorously.

    SureBeam Related Litigation

In August 2002, Titan completed the spin-off of its former subsidiary, SureBeam Corporation. On January 19, 2004, SureBeam voluntarily filed for bankruptcy relief to be liquidated under Chapter 7 of the United States Bankruptcy Court. Various lawsuits have been filed against Titan and/or certain directors and executive officers of Titan in connection with SureBeam.

Since August 2003, Titan, certain corporate officers of SureBeam Corporation, a former subsidiary of Titan, Dr. Gene Ray and Susan Golding, as SureBeam directors, and certain investment banks that served as lead underwriters for SureBeam's March 2001 initial public offering, have been named as defendants in several purported class action lawsuits filed by holders of common stock of SureBeam in the U.S. District Court. On October 6, 2003, these class action lawsuits were consolidated into In re SureBeam Corporation Securities Litigation, No. 03-CV-001721-JM (POR), a single class action for which an amended consolidated class action complaint was filed on March 24, 2004, with the U.S. District Court for the Southern District of California. The complaint seeks an unspecified amount of damages. The SureBeam class action complaint alleges that each of the defendants, including Titan, as a "control person" of SureBeam within the meaning of Section 15 of the Securities Act, should be held liable under Section 11 of the Securities Act because the prospectus for SureBeam's initial public offering was allegedly inaccurate and misleading, contained untrue statements of material facts, and omitted to state other facts necessary to make the statements made not misleading. The SureBeam class action complaint also alleges that the defendants, including Titan, as a control person of SureBeam within the meaning of Section 20(a) of the Exchange Act, should be held liable under Section 10(b) of the Exchange Act for false and misleading statements made during the period from March 16, 2001 to August 27, 2003. On January 3, 2005, the court granted in part and denied in part motions to dismiss the amended consolidated complaint. The court granted plaintiffs 45 days leave to amend their complaint, which amended complaint has been filed. Titan intends to defend the claims vigorously.

On September 17, 2004, the bankruptcy trustee in the SureBeam Corporation bankruptcy pending in the United States Bankruptcy Court for the Southern District of California brought an action in San Diego Superior Court, on behalf of the bankruptcy estate, against certain directors and current and former executive officers of Titan who served at one time as directors or officers of SureBeam. Titan is not named as defendant in this litigation and received a prior release of claims from the bankruptcy trustee. Because the defendants were named by reason of the fact that they were serving as directors or officers of SureBeam at the request of Titan, Titan is covering the costs of defense of these claims, subject to indemnification agreements and bylaw provisions.

    Other Legal Proceedings

Since June 9, 2004, two lawsuits have been filed alleging that Titan and other defendants either participated in, approved of, or condoned the mistreatment of prisoners by United States military officials in certain prison facilities in Iraq in violation of federal, state and international law. The first of these cases, Saleh v. Titan Corporation, No. 04-CV-1143 R, was filed in the United States District Court for the Southern District of California against The Titan Corporation, CACI International, Inc.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

(CACI), and its affiliates, and three individuals (one formally employed by Titan and one by a Titan subcontractor). Plaintiffs in Saleh seek class certification. The second case, Ibrahim v. Titan Corporation, NO. 04-CV-1248, was filed on July 27, 2004, on behalf of five individual plaintiffs against Titan, CACI and CACI affiliates, and contains allegations similar to those in Saleh. Class certification has not been requested in Ibrahim. Titan intends to defend these lawsuits vigorously.

On August 16, 2002, Perimex International Corporation (Perimex) filed a complaint against Titan, Titan Wireless, Inc. (Titan Wireless) and a former Titan Wireless employee in San Diego Superior Court in San Diego, California. The complaint alleged breach of contract, breach of the covenant of good faith and fair dealing, intentional interference with existing contractual relationships and prospective business advantage and violation of the California unfair competition law arising from an alleged failure of Titan Wireless to enter a joint venture with Perimex to develop a telecommunications network in Argentina and other related alleged misconduct. The complaint sought damages of $52.7 million and sought injunctive relief prohibiting Titan and Titan Wireless from transferring any of Titan Wireless's assets. The court denied Perimex's request for a preliminary injunction, sustained Titan's and Titan Wireless's demurrer as to all causes of action in the complaint and granted Perimex leave to amend the complaint. Perimex dismissed its complaint voluntarily without prejudice. On May 22, 2003, however, Perimex filed a new complaint in the United States District Court for the Southern District of California, NO. 03-cv-1037 IEG (WMC), alleging substantially similar causes of action and claiming a similar amount of damages. Perimex twice amended this federal complaint to add additional claims. Titan intends to defend the claims vigorously.

On January 23, 2004, Titan, together with its wholly-owned subsidiary, Titan Wireless, Inc., and Titan Wireless's wholly-owned subsidiary, Titan Africa, Inc., were named as defendants in Gonzales Communications, Inc. v. Titan Wireless, Inc., Titan Africa, Inc., The Titan Corporation, Geolution International Inc., and Mundi development, Inc., a lawsuit filed in the U.S. District Court for the Southern District of California, NO. 04-cv-0147 WQH (WMc). The complaint relates to the purchase by Gonzales Communications of equipment and related services under an equipment purchase agreement entered into with Titan Wireless in June 2001. Gonzales Communications contends that the equipment and services delivered were unsatisfactory. In the complaint, Gonzales Communications seeks direct damages in the amount of $0.9 million plus interest, representing the amount Gonzales Communications alleges to have previously paid under the agreement, and consequential damages of approximately $16.3 million. To date, Titan and its subsidiaries have not received payment in full under the agreement for the equipment and services that were delivered to Gonzales Communications. Titan has filed a counterclaim against Gonzales Communications for in excess of $1.2 million. Titan intends to defend its position vigorously.

In October 2002, Titan received a grand jury subpoena from the Antitrust Division of the DoJ requesting the production of documents relating to information technology services performed for the Air Force at Hanscom Air Force Base in Massachusetts. Titan has been informed that other companies who have performed similar services have received subpoenas as well. Titan is not aware of any illegal or inappropriate conduct and has been cooperating and will continue to cooperate fully with the investigation.

In March 2003, Titan received a subpoena from the Office of Inspector General for the National Aeronautics and Space Administration, or NASA, seeking certain records relating to billing for labor services in connection with its contracts with NASA. Titan also received a subpoena from the Office of Inspector General for the General Services Administration, or GSA, seeking similar records relating to billing for labor categories in connection with contracts with GSA. Titan is not aware of any illegal or inappropriate conduct and has been cooperating and will continue to cooperate fully with the investigation.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Note 12.    Cumulative Convertible Preferred Stock

On March 15, 2004, Titan redeemed all outstanding shares of its cumulative convertible preferred stock. The redemption was a condition to the closing of the then-proposed merger with Lockheed Martin. An aggregate of 625,846 shares were redeemed at $20 per share, plus cumulative dividends in arrears of $0.03 per share, which utilized cash of approximately $12.5 million, and the remaining 60,983 shares of preferred stock were converted by shareholders into 47,580 shares of common stock. The redemption of the preferred stock is recorded as a reduction to stockholders' equity.

Note 13.    Common Stock

At December 31, 2004, approximately 4,100,000 common shares were reserved for future issuance for employee benefit and stock incentive plans.

On September 25, 2002, Titan Systems Corporation, Titan's national security subsidiary, was merged into The Titan Corporation. As a result of this merger, outstanding stock options held by employees of Titan Systems Corporation were exchanged using an exchange ratio of .8371, for approximately 5.4 million stock options in The Titan Corporation. The exchange ratio was determined by Titan using a valuation of Titan Systems Corporation, as determined by a globally recognized valuation firm, and the average Titan Corporation closing stock price for the 20 trading days ending on the day before the merger.

The exchange of Titan options resulted in a non-cash deferred compensation charge of approximately $21.3 million in the third quarter of 2002, which is reflected in selling, general and administrative expense in the accompanying consolidated statements of operations. Approximately $1.5 million, $4.8 million and $2.0 million was amortized in 2004, 2003 and 2002, respectively. Unamortized non-cash deferred compensation of $0.1 million will be amortized in 2005 as the options become fully vested.

On July 26, 2001, Titan sold 8,048,685 shares of its common stock in a public offering, which included an over-allotment of 1,125,000 shares, at a price of $18.00 per share. We received approximate aggregate proceeds from the offering of $137.6 million in July 2001, net of underwriters' commissions. Transaction expenses related to the offering were approximately $1.4 million. In addition, certain Titan stockholders sold 576,315 shares, including 489,972 shares from the exercise of options, from which Titan received proceeds of $3.0 million.

On August 17, 1995, the Board of Directors adopted a Shareholder Rights Agreement and subsequently distributed one preferred stock purchase right (Right) for each outstanding share of Titan common stock. Each Right entitles the registered holder to purchase from Titan one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the Preferred Shares) at a price of $42.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights become exercisable if a person or group acquires, in a transaction not approved by Titan's Board of Directors (Board), 15% or more of Titan's common stock or announces a tender offer for 15% or more of the stock.

If a person or group acquires 15% or more of Titan's common stock, each Right (other than Rights held by the acquiring person or group which become void) will entitle the holder to receive upon exercise a number of shares of Titan's common stock having a market value of twice the Right's exercise price. If Titan is acquired in a transaction not approved by the Board, each Right may be exercised for common shares of the acquiring company having a market value of twice the Right's exercise price. Titan may redeem the Rights at $.01 per Right, subject to certain conditions. The Rights expire on August 17, 2005.

Options authorized for grant under the 2002 Employee and Director Stock Option and Incentive Plan (the 2002 Plan) and under the 2000 Employee and Director Stock Option Plan (the 2000 Plan)

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

are 5,500,000 and 4,000,000, respectively. Options authorized for grant under the Stock Option Plans of 1994 and 1997 are 2,000,000 and under The 1996 Directors' Stock Option and Equity Participation Plan (the 1996 Directors' Plan) are 125,000. Grants in 1999 and the beginning of 2000 exceeded the remaining shares available under the stock option plans of 1994 and 1997. The 2000 Plan was approved by Titan's stockholders on May 30, 2000. Under all plans, the options outstanding have been granted at prices that are equal to the market price of Titan's stock on the date of grant. Under the intrinsic value method prescribed by APB 25, no compensation cost is recorded. However, the grants in 1999 that exceeded the shares available at that time were placed under the 2000 Plan after its approval by the stockholders. Under the provisions of Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" (an Interpretation of APB 25), the plan approval date becomes the grant date for purposes of comparison of market value to exercise price. This resulted in deferred compensation related to these options of $15.6 million in 2000 based on the difference in market value at May 30, 2000, and the grant price. This deferred compensation has been fully amortized to expense over the four-year vesting period of these options, including $2.4 million in 2003, $3.9 million in 2002 and $3.9 million in 2001, respectively.

Under the 2002 and 2000 Employee and Director plans, and previous employee plans, an option's maximum term is ten years. Under these plans, vested options expire 90 days after a grantee's termination of employment or other relationship. Under the 1996 Directors' Plan, options expire 90 days after the option holder ceases to be a director. Under the applicable plans, directors may elect to receive stock in lieu of fees, such stock to have a fair market value equal to the fees. Employee options may be granted throughout the year; directors' options are granted annually. Under the 2000 Plan, vesting for directors and first-time option grantees is over four years, with 25% exercisable at the completion of one year, and monthly vesting thereafter. For option grants prior to the 2000 Plan, vesting is monthly over 4 years. Options in the Stock Option Plans of 1994 and 1997 and the 1996 Directors' Plan vest in 25% increments beginning one year after the grant date. Stock options assumed by Titan as a result of the mergers in prior years generally retain the terms under which they were granted. Stock options assumed by The Titan Corporation as a result of the merger with Titan Systems Corporation discussed above retain the terms of the Titan Systems plans.

Titan elected to follow APB No. 25 and related interpretations in accounting for its stock options. See Note 3 for a calculation of Titan's pro forma net income and earnings per share under the fair value method pursuant to SFAS No. 123.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: zero dividend yield and an expected life of 5 years in all years; expected volatility of 78% in 2004, 73% in 2003, and 73% in 2002; and a risk free interest rate of 3.38% in 2004, 3.82% in 2003, and 3.82% in 2002.

A summary of the status of Titan's fixed stock option plans as of December 31, 2004, 2003 and 2002, and changes during the years ending on those dates is presented below:

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

	2004		2003		2002
	Shares (000)	Weighted- Average Exercise Price	Shares (000)	Weighted- Average Exercise Price	Shares (000)	Weighted- Average Exercise Price
Outstanding at beginning of year	9,648	$9.04	11,006	$8.56	5,128	$14.45
Granted	2,519	13.48	2,108	8.14	952	13.32
Adjustment for TSC merger	—	—	—	—	5,248	4.55
Adjustment for SureBeam spin-off	—	—	—	—	1,789	—
Exchanged in acquisitions	—	—	—	—	14	12.79
Exercised	(2,214)	6.61	(2,758)	5.57	(1,209)	6.92
Canceled	(796)	11.67	(708)	12.04	(916)	9.07
Outstanding at end of year	9,157	10.61	9,648	9.04	11,006	8.56
Options exercisable at year-end	5,473		6,190		6,957
Weighted-average fair value of options granted during the year	$8.74		$5.08		$8.49

The following table summarizes information about fixed stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/04	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 12/31/04	Weighted-Average Exercise Price
$1.04-$6.86	1,875,817	4.07	$3.29	1,857,001	$3.25
6.88- 10.90	2,531,164	7.46	8.57	1,411,100	8.60
10.94- 13.44	2,777,607	9.15	13.16	496,278	12.59
13.58- 17.29	1,773,193	6.09	15.41	1,510,278	15.55
19.43- 29.74	198,849	5.17	27.29	197,949	27.32
1.04- 29.74	9,156,630	6.96	10.61	5,472,606	9.75

As a result of the SureBeam spin-off, all Titan outstanding stock options under each of Titan's stock option plans were adjusted such that the number of options was increased by a factor of 1.345 and the exercise price was decreased by dividing by 1.345. This adjustment maintained the same aggregate intrinsic value of the stock options that existed prior to the spin-off compared to the aggregate intrinsic value of the stock options immediately after the transaction and ensured that the ratio of the exercise price per share to the market value per share was not reduced. The adjustment was determined in accordance with the FASB's Financial Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation," and resulted in no compensation charge.

Under the 2002 Employee Stock Purchase Plan, Titan is authorized to issue up to 2,500,000 shares of common stock to its full-time employees. This plan replaced Titan's 2000 Employee Stock Purchase Plan and Titan's 1995 Employee Stock Purchase Plan, which were authorized to issue 1,500,000 and 500,000 shares respectively. All employees of Titan are eligible to participate in the plan. Under the terms of the plan, employees may elect to have between 1 and 15 percent of their regular earnings, as defined in the plan, withheld to purchase Titan's common stock. The purchase price of the stock is 85 percent of the lower of its market price at the beginning or at the end of each offering period. An offering period is six months, beginning January 1 and July 1 of each year. Approximately 17%, 14%, and 21% of eligible employees participated in the Plan and purchased approximately 305,000, 784,000, and 655,100 shares of Titan's common stock in 2004, 2003, and 2002, respectively. During 2003 and 2002, grants of approximately 243,400 and 202,800 shares of Titan stock under the 2002 Employee and Director Stock Option and Incentive Plan were utilized to fulfill Titan's funding requirement under the

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

2000 Employee Stock Purchase Plan. The weighted-average fair value of the purchase rights granted in 2004, 2003, and 2002 was $3.32, $2.37, and $3.73, respectively, which represents the approximate intrinsic value to the participants related to the benefits of participation in the plan as determined in accordance with SFAS 123.

Note 14.    Related Party Transactions

Agreements With Executive Officers

Employment Agreements.    On April 2, 2003, Titan entered into an Employment Agreement with Dr. Ray in connection with his duties as Chairman, Chief Executive Officer and President of Titan. Among other things, the terms of the agreement provide for continued employment of Dr. Ray by Titan for a term of three years, and eligibility to receive annual incentive awards and to participate in long-term incentive, employee benefit and retirement programs. In the event that Dr. Ray is terminated without cause, or retires at the end of the term of the agreement, he will be entitled to a lump sum equal to three times the sum of his current base salary and target bonus, vesting of all outstanding stock options and participation for Dr. Ray and his dependents in Titan's extended health benefits program for retired senior executives.

Also, on April 2, 2003, Titan entered into Employment Agreements with Messrs. Costanza and Sopp in connection with their duties as Senior Vice President, General Counsel and Secretary and Senior Vice President, Chief Financial Officer and Treasurer, respectively. Among other things, the terms of their agreements provide for continued employment by Titan for a term of two years, eligibility to receive annual incentive awards and to participate in long-term incentive, employee benefit and retirement programs. In the event of termination without cause, Messrs. Costanza and Sopp will each be entitled to a lump sum equal to two times the sum of their respective current base salaries and target bonuses, vesting of all outstanding stock options and continued medical and dental benefits coverage for a period of two years. Messrs. Ray, Costanza and Sopp have agreed to non-competition and non-solicitation covenants in connection with their respective employment agreements.

In March of 2005, Titan entered into agreements to renew the term of the Employment Agreements, previously entered into with Messrs. Costanza and Sopp. These agreements renew the terms of the original agreements, on the same terms, for an additional two years.

In no event, however, shall the Executive be entitled to duplication as to any item of compensation or benefit or as to any other entitlement that is provided under both the Employment Agreement and the Change of Control Agreement described below. In the case of any such duplication, the Executive shall be entitled to the provision of the Employment Agreement or the Change of Control Agreement described below that is most favorable to the Executive.

Change in Control Agreements.    In March 2000, Titan entered into executive agreements with Titan's Chairman of the Board, President and Chief Executive Officer (hereinafter referred to as the CEO) and Titan's General Counsel, which provide special benefits after a change in control. The parties subsequently amended these agreements on September 14, 2003 to clarify certain terms and conditions as they related to the change in control that would result from the then proposed merger with Lockheed Martin. Effective as of August 20, 2003, Titan also entered into an executive agreement with Titan's Chief Financial Officer, which mirrors the executive agreement, as amended, for Titan's General Counsel. Pursuant to these agreements, as amended, if (1) there is a change in control of Titan and (2) the executive is terminated by Titan other than for "Cause" (as defined in the agreements) or such executive terminates his employment for "Good Reason" (as defined in the agreements) within three years following a change in control or if the executive is terminated prior to a change in control and the executive reasonably believes that his termination arose in connection

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

with or anticipation of a change in control, the terminated executive will be entitled to a lump sum payment amount equal to three times the sum of his base salary and his "Highest Annual Bonus" (as defined in the agreements). Each executive will have a right under these agreements to resign for "Good Reason" if at the effective time of a change of control Titan will cease to be a publicly traded company. Also, the executive will receive a prorated bonus for the year of termination and continuation of the executive's and his family's welfare benefits (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) for three years after the later of the executive's date of termination or, as applicable, the expiration of the executive's continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act, referred to as COBRA. In addition, all options that have been previously granted to the executive to acquire shares of Titan or any affiliate of Titan that have not previously been forfeited or exercised will vest and become exercisable in full and will remain exercisable for the remainder of their original terms. Titan will be obligated under these agreements to reimburse the CEO, Titan's General Counsel and Titan's Chief Financial Officer for all legal fees and all expenses which they incur in asserting or in defending their rights under these agreements.

In June 2004, Titan's Board adopted resolutions that provide for executive agreements with Dr. Delaney and each of Messrs. Branch, Brennan, Frederickson, Gorda, Osterloh, Pontius, Rose and Sullivan, which shall provide for substantially the same rights of such individuals upon a change of control as Messrs. Costanza and Sopp are entitled under their current agreements of similar purpose. The principal difference between the rights under these executive agreements and those of Messrs. Costanza and Sopp is that "Good Reason" to terminate employment with Titan does not include Titan ceasing to be a publicly traded company as it does for Messrs. Costanza and Sopp. Mr. Gorda may, in his sole discretion, retain his existing rights pursuant to an executive severance agreement between Mr. Gorda and the Company entered into in November 1995 or he may elect to receive the new benefits.

Investor Relations Consulting Agreements

In September 2004, Titan entered into an agreement with the Berlin Group, an investor relations firm. A principal in the firm is a family member of one of its senior executives. Management believes the terms of the agreement reflect the market value of the services received.

Certain Relationships And Related Transactions

In conjunction with Titan's exit of its international telecommunications business, Titan entered into an agreement with Geolutions, Inc. (Geolutions) to assume and perform all of Titan Wireless's outstanding warranty obligations. Geolutions was a newly formed company, founded by a former executive of Titan Wireless and former officer of Titan. Titan entered into a fixed price contract of $1.9 million, plus incidental expenses of up to $0.6 million and other third party costs of an aggregate maximum of $1.4 million, which was subsequently reduced by $0.5 million. These fees were payable through September 2004, the period over which Titan's warranty obligations exist on its existing customer contracts. In March 2004, Titan settled its remaining contractual liability to Geolutions and no longer has outstanding warranty obligations concerning Titan Wireless.

In March 2002, Titan's Board of Directors adopted a stock option relinquishment program, the primary purpose of which was to align the interests of its directors and senior executives more closely with its stockholders' interests by allowing directors and senior executives to participate in the appreciation in Titan equity value:

•	without requiring Titan's Directors and executive officers to trade shares of its common stock obtained through the exercise of options on the open market; and

•	without the dilutive and potentially stock-price depressive effects associated with the exercise and subsequent sale of stock option shares.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

The program also was intended to assist the participants with their individual financial planning. Under the program, a participant was allowed to relinquish eligible, in-the-money stock options in exchange for a loan, the principal amount of which was 150% of the difference between the aggregate exercise price of the options and the product of (i) the number of shares issuable upon exercise of the options and (ii) a 20 day trailing average of the daily high and low sales price of Titan's common stock prior to relinquishment. The loans bear interest at a rate equal to the applicable federal rate as published by the Internal Revenue Service for the month in which the loan was made. The loans were made contingent upon the participant's utilizing a portion of the loan proceeds to purchase a life insurance policy with a death benefit sufficient to repay the loan and accrued interest thereon upon maturity.

Under the program the following transactions occurred (in whole shares and dollars):

•	Dr. Ray, Chairman of the Board and Chief Executive Officer: 222,380 options relinquished on June 18, 2002, $3,985,725 principal amount of loan, 5.48% interest per annum;

•	Mr. Fink, Director: 15,000 options relinquished on June 27, 2002, $336,337.50 principal amount of loan, 5.48% interest per annum; and

•	Mr. Alexander, Director: 19,972 options relinquished effective June 19, 2002, $499,999 principal amount of loan, 5.48% interest per annum.

The amount of the stock options relinquished under the program do not reflect any adjustment as a result of the spin-off of Titan's subsidiary SureBeam Corporation on August 5, 2002, since the relinquishment occurred before the date for said adjustment. Titan has recorded interest income of $0.5 million to date related to the accrued interest on the outstanding loans due from the directors noted above.

As of the effective date of the Sarbanes-Oxley Act in July 2002, which precludes such loans to company officers and directors, the Stock Option and Relinquishment Plan was no longer available to Titan Directors and executive officers.

An officer of one of Titan's operating units has a financial interest in a facility rented by the unit. Total rent paid by the unit in 2003 related to this facility was $0.2 million and this facility was sold by the officer to an unrelated party in the first quarter of 2004.

Note 15.    Benefit Plans

Titan has various defined contribution benefit plans covering certain employees. Titan's contributions to these plans were $17.6 million, $19.5 million, and $14.6 million, in 2004, 2003, and 2002, respectively. No discretionary contributions were made in 2004, 2003, or 2002.

Titan has a non-qualified executive deferred compensation plan for certain officers and key employees. Titan's expense for this plan, including interest, was $0.9 million, $1.9 million, and $0.9 million, in 2004, 2003, and 2002, respectively. Interest expense for the years ended December 31, 2004, 2003, and 2002 includes $0.5 million, $0.3 million, and $0.6 million, respectively, related to the plan. This obligation has been fully funded and is carried in a Rabbi trust. Included in other non-current liabilities is $21.7 million and $15.6 million related to this plan at December 31, 2004 and 2003, respectively. Included in other current liabilities is $1.7 million related to this plan at December 31, 2004. Cash surrender value of the life insurance related to this plan was $23.1 million and $15.8 million included in Other Assets in the consolidated balance sheet at December 31, 2004 and 2003, respectively. Titan also has performance bonus plans for certain of its employees. Related expense amounted to approximately $21.7 million, $21.9 million, and $14.5 million in 2004, 2003, and 2002, respectively.

Titan has previously provided for post-retirement benefits for employees of certain operations discontinued in prior years. Titan also implemented a post-retirement medical benefit plan for senior

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

executives in 2000. All values related to this plan are immaterial. Titan has no other post-retirement benefit or pension obligations for any of its continuing operations or for its recently discontinued businesses.

Note 16.    Guarantor Condensed Consolidating Financial Statements

On May 15, 2003, Titan sold $200 million aggregate principal amount of 8% senior subordinated notes in a private placement. Titan used the net proceeds from its issuance of the 8% senior subordinated notes, plus borrowings of $50 million we made under its revolving credit facility and additional cash on hand, to redeem all of its then-outstanding 534% HIGH TIDES convertible preferred securities, effective June 4, 2003.

Following are consolidating condensed financial statements to quantify the financial position as of December 31, 2004, and 2003, and the operations and cash flows for the years ended December 31, 2004, 2003, and 2002, for the Guarantor Subisdiaries listed below and the Non-Guarantor Subsidiaries listed below. The following consolidating condensed balance sheets, consolidating condensed statements of operations and consolidating condensed statements of cash flows present financial information for:

Parent: The Titan Corporation on a stand-alone basis.

Guarantor Subsidiaries: All directly and indirectly owned domestic subsidiaries of Parent other than Cayenta Inc. on a stand-alone basis.

Non-guarantor Subsidiaries: Cayenta Inc. and all direct and indirect subsidiaries of Parent that are not organized under the laws of the United States, any state of the United States or the District of Columbia and that conduct substantially all business operations outside the United States.

Reclassifications and Eliminations: Entries that eliminate the investment in subsidiaries and intercompany balances and transactions.

The Titan Corporation and Subsidiaries: The financial information for The Titan Corporation on a condensed consolidated basis.

The classification of operating entities within each of the columns is based on the legal status of the entity as of December 31, 2004. Accordingly, certain legal entities that existed in prior years that had been merged into Titan as of December 31, 2004 have been reclassified in the prior year condensed financial statements to conform with the current year presentation.

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Operations
For the Year Ended December 31, 2004
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Revenues	$1,960,374	$72,244	$21,273	$(7,366)	$2,046,525
Cost and expenses:
Cost of revenues	1,644,098	62,410	30,244	(6,789)	1,729,963
Selling, general and administrative	142,223	5,160	7,699	—	155,082
Research and development	13,464	1,642	—	—	15,106
Merger, investigation and settlement	59,932	—	—	—	59,932
Asset impairments	5,500	—	9,995	—	15,495
Total costs and expenses	1,865,217	69,212	47,938	(6,789)	1,975,578
Operating profit (loss)	95,157	3,032	(26,665)	(577)	70,947
Interest expense	(37,684)	—	—	—	(37,684)
Interest income	745	—	13	—	758
Loss on investments	(3,867)	—	—	—	(3,867)
Net gain on sale of asset	863	(300)	—	—	563
Income (loss) from continuing operations before income taxes	55,214	2,732	(26,652)	(577)	30,717
Income tax provision (benefit)	26,017	1,011	(9,861)	(214)	16,953
Income (loss) from continuing operations	29,197	1,721	(16,791)	(363)	13,764
Loss from discontinued operations, net of taxes	(31,217)	(20,052)	(892)	—	(52,161)
Earnings (loss) before equity in losses of subsidiaries	(2,020)	(18,331)	(17,683)	(363)	(38,397)
Equity in losses of subsidiaries	(36,013)	—	—	36,013	—
Net earnings (loss)	$(38,033)	$(18,331)	$(17,683)	$35,650	$(38,397)

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Operations
For the Year Ended December 31, 2003
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Revenues	$1,667,509	$60,065	$31,376	$(2,744)	$1,756,206
Cost and expenses:
Cost of revenues	1,389,111	50,769	27,365	(2,536)	1,464,709
Selling, general and administrative	140,215	7,836	5,558	—	153,609
Research and development	8,368	2,054	—	—	10,422
Impairment charge related to SureBeam	15,757	—	—	—	15,757
Merger related costs	5,247	—	—	—	5,247
Total costs and expenses	1,558,698	60,659	32,923	(2,536)	1,649,744
Operating profit (loss)	108,811	(594)	(1,547)	(208)	106,462
Interest expense	(34,463)	—	(26)	—	(34,489)
Interest income	2,315	4	7	—	2,326
Debt extinguishment costs	(12,423)	—	—	—	(12,423)
Loss on investments	(6,154)	—	—	—	(6,154)
Income (loss) from continuing operations before income taxes	58,086	(590)	(1,566)	(208)	55,722
Income tax provision (benefit)	24,781	(251)	(633)	(84)	23,813
Income (loss) from continuing operations	33,305	(339)	(933)	(124)	31,909
Loss from discontinued operations, net of taxes	(1,578)	(419)	(815)	—	(2,812)
Earnings (loss) before equity in losses of subsidiaries	31,727	(758)	(1,748)	(124)	29,097
Equity in losses of subsidiaries	(2,506)	—	—	2,506	—
Net earnings (loss)	$29,221	$(758)	$(1,748)	$2,382	$29,097

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Operations
For the Year Ended December 31, 2002
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Revenues	$1,327,284	$17,169	$30,306	$(5,030)	$1,369,729
Cost and expenses:
Cost of revenues	1,084,257	14,964	18,586	(4,534)	1,113,273
Selling, general and administrative	159,733	4,960	7,464	—	172,157
Research and development	7,378	378	—	—	7,756
Exit and restructuring charges and other	41,642	—	11,675	—	53,317
Total costs and expenses	1,293,010	20,302	37,725	(4,534)	1,346,503
Operating profit (loss)	34,274	(3,133)	(7,419)	(496)	23,226
Interest expense	(32,551)	—	(2)	—	(32,553)
Interest income	1,708	—	—	—	1,708
Debt extinguishment costs	(9,435)	—	—	—	(9,435)
Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(6,004)	(3,133)	(7,421)	(496)	(17,054)
Income tax benefit	(503)	(262)	(4,783)	(55)	(5,603)
Loss from continuing operations before cumulative effect of change in accounting principle	(5,501)	(2,871)	(2,638)	(441)	(11,451)
Loss from discontinued operations, net of taxes	(18,711)	(157,240)	(43,948)	—	(219,899)
Loss before cumulative effect of change in accounting principle	(24,212)	(160,111)	(46,586)	(441)	(231,350)
Cumulative effect of change in accounting principle, net of tax benefit	(9,414)	—	(30,697)	—	(40,111)
Loss before equity in losses of subsidiaries	(33,626)	(160,111)	(77,283)	(441)	(271,461)
Equity in losses of subsidiaries	(237,394)	(35,972)	—	273,366	—
Net earnings (loss)	$(271,020)	$(196,083)	$(77,283)	$272,925	$(271,461)

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Balance Sheet
As of December 31, 2004
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Assets
Current Assets:
Cash and cash equivalents	$17,364	$(611)	$(81)	$—	$16,672
Accounts receivable—net	484,664	15,973	14,749	—	515,386
Inventories	21,336	—	—	—	21,336
Prepaid expenses and other	28,885	501	230	(577)	29,039
Deferred income taxes	95,390	—	—	—	95,390
Current assets of discontinued operations	—	1,665	—	—	1,665
Total current assets	647,639	17,528	14,898	(577)	679,488
Property and equipment, net	56,243	427	872	—	57,542
Goodwill	456,033	8,377	59	—	464,469
Other assets—net	61,325	21	72	—	61,418
Deferred income taxes	68,380	—	—	—	68,380
Non-current assets of discontinued operations	—	26,469	—	—	26,469
Intercompany investments and advances—net	319,519	(171,744)	(147,775)	—	—
Total assets	$1,609,139	$(118,922)	$(131,874)	$(577)	$1,357,766
Liabilities and Stockholders' Equity
Current Liabilities:
Current portion of amounts outstanding under line of credit	$3,500	$—	$—	$—	$3,500
Accounts payable	107,991	7,296	745	—	116,032
Current portion of long-term debt	500	—	—	—	500
Accrued compensation and benefits	93,412	2,213	2,743	—	98,368
Other accrued liabilities	109,536	3,339	2,293	—	115,168
Current liabilities of discontinued operations	5,095	14,123	1,777	—	20,995
Total current liabilities	320,034	26,971	7,558	—	354,563
Long-term portion of amounts outstanding under line of credit	352,750	—	—	—	352,750
Senior subordinated debt	200,000	—	—	—	200,000
Other long-term debt	491	—	—	—	491
Other non-current liabilities	66,632	—	1,932	—	68,564
Non-current liabilities of discontinued operations	9,931	23,387	—	—	33,318
Stockholders' equity (deficit)	659,301	(169,280)	(141,364)	(577)	348,080
Total liabilities and equity	$1,609,139	$(118,922)	$(131,874)	$(577)	$1,357,766

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Balance Sheet
As of December 31, 2003
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Assets
Current Assets:
Cash and cash equivalents	$25,950	$(941)	$1,965	$—	$26,974
Accounts receivable—net	339,580	14,324	27,361	—	381,265
Inventories	12,676	1,918	6,836	—	21,430
Prepaid expenses and other	23,076	538	296	(208)	23,702
Deferred income taxes	91,272	—	—	—	91,272
Current assets of discontinued operations	13,747	15,545	8,185	—	37,477
Total current assets	506,301	31,384	44,643	(208)	582,120
Property and equipment, net	37,541	3,028	11,939	—	52,508
Goodwill	455,016	7,834	59	—	462,909
Other assets—net	57,825	8,295	5	—	66,125
Deferred Income tax	62,781	—	—	—	62,781
Non-current assets of discontinued operations	19,153	45,039	—	—	64,192
Intercompany investments and advances—net	348,309	(182,666)	(165,643)	—	—
Total assets	$1,486,926	$(87,086)	$(108,997)	$(208)	$1,290,635
Liabilities and Stockholders' Equity
Current Liabilities:
Current portion of amounts outstanding under line of credit	$3,500	$—	$—	$—	$3,500
Accounts payable	76,685	10,499	2,902	—	90,086
Current portion of long-term debt	863	—	—	—	863
Accrued compensation and benefits	77,271	2,752	1,309	—	81,332
Other accrued liabilities	87,695	3,667	1,767	—	93,129
Current liabilities of discontinued operations	3,810	14,148	4,723	—	22,681
Total current liabilities	249,824	31,066	10,701	—	291,591
Long-term portion of amounts outstanding under line of credit	341,250	—	—	—	341,250
Senior subordinated debt	200,000	—	—	—	200,000
Other long-term debt	988	—	—	—	988
Other non-current liabilities	47,152	—	3,200	—	50,352
Non-current liabilities of discontinued operations	1,249	32,798	998	—	35,045
Stockholders' equity (deficit)	646,463	(150,950)	(123,896)	(208)	371,409
Total liabilities and equity	$1,486,926	$(87,086)	$(108,997)	$(208)	$1,290,635

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Cash Flows
For the Year Ended December 31, 2004
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Cash Flows from Operating Activities:
Income (loss) from continuing operations	$29,197	$1,722	$(16,791)	$(364)	$13,764
Adjustments to reconcile income (loss) from continuing operations to cash provided by (used for) continuing operations, net of effects of businesses acquired	(23,422)	(3,892)	18,441	364	(8,509)
Net cash provided by (used for) continuing operations	5,775	(2,170)	1,650	—	5,255
Income (loss) from discontinued operations	(31,217)	(20,052)	(892)	—	(52,161)
Adjustments to reconcile income (loss) from discontinued operations to cash used for discontinued operations	20,123	11,350	14,692	—	46,165
Net cash provided by (used for) discontinued operations	(11,094)	(8,702)	13,800	—	(5,996)
Net cash provided by (used for) operating activities	(5,319)	(10,872)	15,450	—	(741)
Cash Flows from Investing Activities:
Capital expenditures	(10,869)	(11,509)	(213)	—	(22,591)
Proceeds from sale of investments and net assets	2,494	386	—	—	2,880
Earnout payments on prior year acquisitions	(3,460)	—	—	—	(3,460)
Other investments	(1,243)	—	—	—	(1,243)
Proceeds (payments) on intercompany investments and advances	(4,631)	22,499	(17,868)	—	—
Other	2,315	—	370	—	2,685
Net cash provided by (used for) investing activities	(15,394)	11,376	(17,711)	—	(21,729)
Cash Flows from Financing Activities:
Extinguishment of HIGH TIDES and other debt reductions	(860)	—	—	—	(860)
Issuance of senior subordinated notes and other debt additions	11,500	—	—	—	11,500
Preferred stock redemption	(12,518)	—	—	—	(12,518)
Deferred debt issuance costs	(500)	—	—	—	(500)
Proceeds from stock issuances	14,619	—	—	—	14,619
Dividends paid	(190)	—	—	—	(190)
Other	76	(174)	—	—	(98)
Net cash used for financing activities	12,127	(174)	—	—	11,953
Effect of exchange rate changes on cash	—	—	215	—	215
Net increase (decrease) in cash and cash equivalents	(8,586)	330	(2,046)	—	(10,302)
Cash and cash equivalents at beginning of year	25,950	(941)	1,965	—	26,974
Cash and cash equivalents at end of year	$17,364	$(611)	$(81)	$—	$16,672

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Cash Flows
For the Year Ended December 31, 2003
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Cash Flows from Operating Activities:
Income (loss) from continuing operations	$33,305	$(339)	$(933)	$(124)	$31,909
Adjustments to reconcile income (loss) from continuing operations to cash provided by (used for) continuing operations, net of effects of businesses acquired	76,690	(16,614)	(10,741)	124	49,459
Net cash provided by (used for) continuing operations	109,995	(16,953)	(11,674)	—	81,368
Income (loss) from discontinued operations	(1,578)	(419)	(815)	—	(2,812)
Adjustments to reconcile income (loss) from discontinued operations to cash used for discontinued operations	(3,425)	5,985	(6,614)	—	(4,054)
Net cash provided by (used for) discontinued operations	(5,003)	5,566	(7,429)	—	(6,866)
Net cash provided by (used for) operating activities	104,992	(11,387)	(19,103)	—	74,502
Cash Flows from Investing Activities:
Capital expenditures	(10,795)	(2,940)	(64)	—	(13,799)
Acquisition of businesses, net of cash acquired	(13,872)	(217)	—	—	(14,089)
Other investments	(1,595)	(20)	—	—	(1,615)
Proceeds (payments) on intercompany investments and advances	(34,283)	12,980	21,303	—	—
Other	570	(144)	31	—	457
Net cash provided by (used for) investing activities	(59,975)	9,659	21,270	—	(29,046)
Cash Flows from Financing Activities:
Extinguishment of HIGH TIDES and other debt reductions	(254,541)	—	—	—	(254,541)
Issuance of senior subordinated notes and other debt additions	200,000	—	—	—	200,000
Deferred debt issuance costs	(8,924)	—	—	—	(8,924)
Debt extinguishment costs	(4,352)	—	—	—	(4,352)
Proceeds from stock issuances	15,491	—	—	—	15,491
Dividends paid	(688)	—	—	—	(688)
Decrease in restricted cash	394	—	—	—	394
Other	163	(6)	(59)	—	98
Net cash used for financing activities	(52,457)	(6)	(59)	—	(52,522)
Effect of exchange rate changes on cash	—	—	(83)	—	(83)
Net increase (decrease) in cash and cash equivalents	(7,440)	(1,734)	2,025	—	(7,149)
Cash and cash equivalents at beginning of year	33,390	793	(60)	—	34,123
Cash and cash equivalents at end of year	$25,950	$(941)	$1,965	$—	$26,974

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Cash Flows
For the Year Ended December 31, 2002
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Cash Flows from Operating Activities:
Loss from continuing operations	$(6,023)	$(2,349)	$(2,638)	$(441)	$(11,451)
Adjustments to reconcile loss from continuing operations to cash provided by (used for) continuing operations, net of effects of businesses acquired	144,520	29,648	(3,285)	441	171,324
Net cash provided by (used for) continuing operations	138,497	27,299	(5,923)	—	159,873
Loss from discontinued operations	(18,711)	(157,240)	(43,948)	—	(219,899)
Adjustments to reconcile loss from discontinued operations to cash used for discontinued operations	(84,063)	124,863	37,557	—	78,357
Net cash used for discontinued operations	(102,774)	(32,377)	(6,391)	—	(141,542)
Net cash provided by (used for) operating activities	35,723	(5,078)	(12,314)	—	18,331
Cash Flows from Investing Activities:
Capital expenditures	(13,454)	(1,663)	(8,188)	—	(23,305)
Acquisition of businesses, net of cash acquired	27,237	172	—	—	27,409
Capitalized software development costs	—	(1,287)	(245)	—	(1,532)
Proceeds from sales of investments	6,917	—	—	—	6,917
Advances to SureBeam on line of credit	(25,000)	—	—	—	(25,000)
Other investments	(6,789)	—	—	—	(6,789)
Proceeds (payments) on intercompany investments and advances	(27,319)	9,328	17,991	—	—
Other	4,301	(46)	3,333	—	7,588
Net cash provided by (used for) investing activities	(34,107)	6,504	12,891	—	(14,712)
Cash Flows from Financing Activities:
Additions to debt	18,250	—	—	—	18,250
Retirements of debt	(4,177)	(470)	—	—	(4,647)
Deferred debt issuance costs	(8,908)	—	—	—	(8,908)
Proceeds from stock issuances	8,566	—	—	—	8,566
Issuance of stock in subsidiaries	15	4	—	—	19
Dividends paid	(689)	—	—	—	(689)
Increase in restricted cash	(394)	—	—	—	(394)
Other	139	—	(193)	—	(54)
Net cash provided by (used for) financing activities	12,802	(466)	(193)	—	12,143
Effect of exchange rate changes on cash	—	(220)	(40)	—	(260)
Net increase in cash and cash equivalents	14,418	740	344	—	15,502
Cash and cash equivalents at beginning of year	18,972	53	(404)	—	18,621
Cash and cash equivalents at end of year	$33,390	$793	$(60)	$—	$34,123

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Note 17.    Unaudited Quarterly Financial Data

2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Revenues	$454,022	$514,932	$525,997	$551,574	$2,046,525
Gross profit	71,750	76,850	80,893	87,069	316,562
Income (loss) from continuing operations	3,629	(24,892)	16,644	18,383	13,764
Net income (loss)	3,057	(66,552)	15,805	9,293	(38,397)
Basic earnings per share:
Income (loss) from continuing operations	$0.04	$(0.30)	$0.20	$0.22	$0.16
Net income (loss)	0.03	(0.79)	0.19	0.11	(0.46)
Diluted earnings per share:
Income (loss) from continuing operations	0.04	(0.30)	0.19	0.21	0.16
Net income (loss)	0.03	(0.79)	0.18	0.11	(0.44)

2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Revenues	$374,228	$433,934	$468,397	$479,646	$1,756,206
Gross profit	62,313	71,857	74,774	82,554	291,498
Income from continuing operations	8,563	6,667	15,572	1,107	31,909
Net income	7,000	5,865	15,177	1,055	29,097
Basic earnings per share:
Income from continuing operations	$0.11	$0.08	$0.19	$0.01	$0.39
Net income	0.09	0.07	0.19	0.01	0.36
Diluted earnings per share:
Income from continuing operations	0.10	0.08	0.18	0.01	0.37
Net income	0.09	0.07	0.18	0.01	0.34

The above financial information for each quarter reflects all normal and recurring adjustments. The above income from continuing operations for the second quarter of 2004 reflects the reclassification of $7.2 million of pre-tax charges to discontinued operations. Such costs, which were associated with obligations related to SureBeam, and discontinued in prior years, were previously reported as asset impairment charges in continuing operations in the second quarter of 2004. The above net income figure in the fourth quarter includes an additional $7.2 million pre-tax charge associated with the obligations related to SureBeam.

The 2004 net income includes pre-tax merger, investigation and pre-tax settlement costs of $59.9 million, asset impairment charges of $15.5 million, legal and other professional fees of $2.9 million related to the SureBeam bankruptcy settlement and the defense of the SureBeam-related class action litigation and a loss on investments of $3.9 million. The 2003 net income includes an estimated impairment charge of $15.8 million related to Titan's former subsidiary, SureBeam Corporation, debt extinguishment costs of $12.4 million and a loss on investments of $6.2 million.

THE TITAN CORPORATION
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
For the years ended December 31, 2004, 2003, and 2002

(in thousands of dollars)

	Balance at beginning of year	Additions (charges to expense)(a)	Charged to Other Accounts	Deductions	Balance at end of year
2004:
Accrued exit charges	$27,928	$1,493	$1,746	$12,391	$15,284
Allowance for doubtful accounts	3,547	620	—	759	3,408
2003:
Accrued exit charges	$37,761	$—	$—	$9,833	$27,928
Allowance for doubtful accounts	6,699	1,818	213	4,757	3,547
Accrual for estimated losses for discontinued operations	266	—	—	266	—
2002:
Accrued exit charges	$—	$53,317	$—	$15,556	$37,761
Accrued merger and integration costs	1,298	—	—	1,298	—
Allowance for doubtful accounts	5,104	4,149	—	2,554	6,699
Accrual for estimated losses for discontinued operations	17,004	11,014	—	27,752	266

(a)	Includes $117 added through acquisitions in 2002.

(b)	Valuation allowance for unbilled receivables not in accrued merger and integration costs.

Following is a description of all exit charges and acquisition and integration charges:

Fiscal 2002 Charges

Included in the year ended December 31, 2002 is $53.3 million of restructuring costs related to the merger of Titan Systems into Titan on September 25, 2002 and exit charges related to the shutdown of Cayenta's headquarters. Approximately $11.7 million of these exit charges are related to the shutdown of the Cayenta headquarters and network operations center, which includes employee termination costs and other liabilities of approximately $4.5 million, lease commitment costs of approximately $4.8 million, and non-cash asset impairment charges of approximately $2.4 million relating primarily to the unamortized leasehold improvements and other fixed assets at the Cayenta headquarters. The remaining lease commitment costs are expected to be paid through future periods ending in January 2007. Included in the employee termination costs are 33 personnel reductions.

Approximately $39.9 million of the restructuring charges were related to the merger of Titan Systems into Titan and other associated reorganization and consolidation costs. The costs included approximately $32.2 million for the consolidation of various Titan Systems facilities into centralized locations in Virginia and California. This charge reflects the estimated losses, net of estimated sublease income, on future lease commitments of facilities with terms extending through year 2009. The Company intends to actively market the facilities for sublease opportunities. However, the available space is in markets adversely affected by the economy and may not be subleased at attractive rates or at all. Included in the employee termination costs are 19 personnel reductions.

Approximately $7.7 million of the Titan Systems restructuring costs are primarily related to employee termination costs, employee retention costs, duplicate transition costs and professional fees related to acquisitions and certain reorganization and consolidation activities within Titan Systems.

The remaining $1.7 million is related to direct transaction costs incurred by Titan on acquisitions that did not successfully close, primarily the Science and Engineering Associates, Inc. proposed acquisition.